Exhibit 2.1

EXECUTION COPY

STOCK PURCHASE AGREEMENT

by and between

THE PNC FINANCIAL SERVICES GROUP, INC.

and

THE BANK OF NEW YORK MELLON CORPORATION

dated as of February 1, 2010

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STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT, dated as of February 1, 2010 (this “Agreement”), is by and between THE PNC FINANCIAL SERVICES GROUP, INC., a Pennsylvania corporation (“Seller”), and THE BANK OF NEW YORK MELLON CORPORATION, a Delaware corporation (“Buyer”).

W I T N E S S E T H :

WHEREAS, Seller owns indirectly through its direct wholly-owned subsidiary PNC HOLDING, LLC (“Intermediate Holdco”) all of the outstanding common stock of PNC GLOBAL INVESTMENT SERVICING INC., a Delaware corporation (the “Company”), $.01 par value per share (the “Company Common Stock”); and

WHEREAS, the Company’s wholly-owned Subsidiaries provide processing, technology and business intelligence for investment management and distribution clients; and

WHEREAS, Seller desires to cause Intermediate Holdco to sell and transfer, and Buyer desires to purchase, the Company Common Stock, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the parties desire to make certain representations, warranties, covenants and agreements in connection with this Agreement; and

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, and intending to be legally bound, the parties hereto agree as follows:

Definitions: For all purposes of this Agreement, the following terms shall have the respective meanings set forth under this “Definitions” heading (such definitions to be equally applicable to both the singular and plural forms of the terms herein defined):

“1940 Act” shall mean the Investment Company Act of 1940, as amended.

“Accounts Receivable” shall mean (a) all trade accounts receivable and rights to payment, including for services rendered, (b) all other accounts or notes receivable, (c) the full benefit of all security for any of the foregoing, and (d) any claim, remedy or other right related to any of the foregoing.

“Acquisition Proposal” shall have the meaning set forth in Section 4.10.

“Additional Arrangement” shall have the meaning set forth in Section 4.17(b).

“Advisers Act” shall mean the Investment Advisers Act of 1940, as amended.

“Affiliate” shall mean any individual, partnership, corporation, entity or other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the Person specified. For the avoidance of doubt, neither BlackRock, Inc. nor any of its Subsidiaries shall be considered an Affiliate of Seller for any purpose of this Agreement.

“Agreed Claims” shall have the meaning set forth in Section 8.4(b).

“Agreement” shall have the meaning set forth in the preamble hereto.

“Albridge Solutions” shall mean Albridge Solutions, Inc., a Delaware corporation and an indirect, wholly-owned Subsidiary of the Company.

“Allocation” shall have the meaning set forth in Section 7.1(c).

“Applicable Law” shall mean any domestic or foreign federal, state or local statute, law (whether statutory or common law), ordinance, rule, administrative interpretation, regulation, order, writ, injunction, directive or judgment (including those of the FINRA or any other self-regulatory organization) applicable to and legally binding on the Company, Buyer or Seller or any of their respective Affiliates, equity holders, properties, assets, officers, directors, employees or agents, as the case may be.

“Benefit Continuation Period” shall have the meaning set forth in Section 4.9(b).

“Books and Records” shall mean all books and records (in any form or medium) of, or maintained for, the Company, its Subsidiaries or the GIS Business, to the extent owned by, or in the possession of, the Company and its Affiliates.

“Business Day” shall mean any day that the NYSE is normally open for trading and that is not a Saturday, a Sunday or a day on which banks in the City of New York are authorized or required to close for regular banking business.

“Business 401(k) Plan” shall mean the PNC Global Investment Servicing (U.S.) Inc. Retirement Savings Plan.

“Buyer” shall have the meaning set forth in the preamble hereto.

“Buyer Disclosure Schedule” shall mean the disclosure schedule dated as of the date of the Agreement and delivered by Buyer to Seller prior to the execution and delivery of the Agreement.

“Buyer Indemnitees” shall have the meaning set forth in Section 8.2.

“Buyer Material Adverse Effect” shall mean, with respect to Buyer, any effect that prevents, or would be reasonably likely to prevent, Buyer from consummating the transactions contemplated hereby on a timely basis.

“Bylaws” shall mean the Bylaws of the Company, as currently in effect.

“Certificate of Incorporation” shall mean the Certificate of Incorporation of the Company, as currently in effect.

“Claim Certificate” shall have the meaning set forth in Section 8.4(a).

“Client” shall mean any Person to whom the Company or any of its Subsidiaries provides services under any Contract.

“Client Contracts” shall mean Contracts with Clients of the GIS Business, including Principal Clients.

“Closing” shall have the meaning set forth in Section 1.3(a).

“Closing Date” shall have the meaning set forth in Section 1.3(a).

“Closing Tangible Capital” shall have the meaning set forth in Exhibit A.

“Closing Tangible Capital Statement” shall have the meaning set forth in Exhibit A.

“Coates Acquisition Agreement” shall mean that certain Partnership Interest Purchase Agreement dated as of December 7, 2007, by and among the Company, Board Systems, LLC, Coates Analytics, L.P. and the other parties thereto.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Combined Service” shall have the meaning set forth in Section 4.9(e).

“Company” shall have the meaning set forth in the preamble hereto.

“Company Balance Sheet” shall have the meaning set forth in Section 2.5(a).

“Company Common Stock” shall have the meaning set forth in the preamble hereto.

“Company Disclosure Schedule” shall mean the disclosure schedule dated as of the date of the Agreement and delivered by Seller to Buyer prior to the execution and delivery of the Agreement.

“Company Employee” shall mean the employees of, and employees on leave of absence from, the Company and its Subsidiaries as of the Closing Date.

“Company Financial Statements” shall have the meaning set forth in Section 2.5(a).

“Company Intellectual Property” shall mean all the Intellectual Property (including Company Software) owned by any of the Company or its Subsidiaries.

“Company Material Adverse Effect” shall mean a material adverse effect on (a) the business, results of operations, or financial condition of the Company and its Subsidiaries (taken as a whole), or (b) the ability of Seller to consummate the transactions contemplated hereby on a timely basis; provided, however, that “Company Material Adverse Effect” shall not include any event, occurrence, fact, condition, or change, directly or indirectly, arising out of or attributable to: (i) any changes, conditions or effects in the United States or foreign economies in general; (ii) changes, conditions or effects that generally affect the industries in which the GIS Business operates; (iii) changes after the date of this Agreement in legal or regulatory requirements, practices or conditions generally applicable to any industry in which the Company or any of its Subsidiaries operate; (iv) changes in GAAP or changes in regulatory accounting requirements after the date of this Agreement applicable to any industry in which the Company or any of its Subsidiaries operates; or (v) the announcement of the execution of this Agreement and the transactions contemplated hereby or actions or omissions of the Company or its Affiliates required by this Agreement or taken with the prior consent of, or requested by, Buyer; provided further, that any event, occurrence, fact, condition, or change referred to in clauses (i), (ii) or (iii) immediately above shall be taken into account in determining whether a Company Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition, or change has a disproportionate effect on the GIS Business compared to other participants in the industries in which they conduct their businesses.

“Company Plan” shall mean each Plan primarily maintained by the Company or one of its Subsidiaries and each Plan maintained exclusively for current or former service providers of the Company and its Subsidiaries.

“Company Software” shall mean all Software owned on the date hereof by any of the Company or its Subsidiaries that is not Third-Party Software to which the Company has assigned an application code.

“Competitive Activities” shall have the meaning set forth in Section 4.15(a).

“Confidentiality Agreement” shall mean that certain letter agreement dated as of October 7, 2009 between Seller and Buyer.

“Continuing Employees” shall have the meaning set forth in Section 4.9(b).

“Continuing Relationship Agreement” shall mean the business relationship agreement between Buyer and Seller to be entered into as of the Closing, the form of which is set forth in Exhibit B.

“Contracts” shall mean any contract, agreement, indenture, note, bond, deed of trust, loan, instrument, lease, conditional sale contract, purchase or sales order, mortgage, license or other legally enforceable arrangement or obligation, whether written or oral, to which the applicable Person is a party or by which the applicable Person or any of its properties or assets is bound, in each case as amended, supplemented, restated, waived or otherwise modified and including all exhibits, schedules and other attachments thereto.

“Controlled Group Liability” shall mean any liabilities (a) under Title IV of ERISA, (b) under section 302 of ERISA, and (c) under sections 412 and 4971 of the Code.

“Controlling Interest” in a Person shall mean the ownership of capital stock or other equity interests in or the holding of Contract rights with respect to such Person which gives the owner or holder thereof the ability to control the activities of such Person. Any Person that owns or controls 25% or more of the capital stock or other equity interests in another Person shall be presumed to hold a Controlling Interest in such other Person.

“Covered Arrangements” shall have the meaning set forth in Section 4.17.

“Cut-Off Date” shall have the meaning set forth in Exhibit A.

“Cut-Off Time” shall have the meaning set forth in Exhibit A.

“Damages” shall have the meaning set forth in Section 8.2.

“Designated Account” shall mean an account designated by Seller not less than two Business Days prior to the Closing.

“Designated Buyer Representations” shall have the meaning set forth in Section 8.1.

“Designated Seller Representations” shall have the meaning set forth in Section 8.1.

“Director” of a Client or fund serviced by the Company or any Subsidiary of the Company shall mean a director thereof as defined in Section 3(a)(7) of the Exchange Act.

“Disabling Devices” shall mean threats known as Software viruses, worms, sniffers, salamis, time bombs, logic bombs, Trojan horses, trap doors or other computer instructions, intentional devices or techniques that can or were designed to threaten, infect, assault, vandalize, defraud, disrupt, damage, steal, take over or be used to take over operation of, allow or enable to be used to allow or enable unauthorized access to or use of, by-pass, disable, or shut down all or any part of a computer system or network, or computer data, including its firewalls, security or user passwords or other similar protections, data or databases, hardware or Software.

“DOJ” shall mean the Antitrust Division of the U.S. Department of Justice.

“Domestic Subsidiary” shall mean a Subsidiary other than a Foreign Subsidiary.

“Environmental Law” shall mean any Applicable Law regulating or relating to human health or safety or the protection of natural resources or the environment (including Applicable Laws relating to pollution, contamination or the handling, release or disposal of Hazardous Materials).

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the rules, regulations and class exemptions of the Department of Labor thereunder.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC thereunder.

“Excluded Buyer Qualifications” shall have the meaning set forth in Section 5.3(a).

“Excluded Seller Qualifications” shall have the meaning set forth in Section 5.2(a).

“Excluded Taxes” shall mean (a) any Taxes of the Company and its Subsidiaries for any Pre-Closing Period (other than any Taxes resulting from, arising out of, relating to, in the nature of or caused by any information reporting or backup withholding provisions of Applicable Law), and (b) any Taxes of any other Person, including Seller, Intermediate Holdco or any of their respective Affiliates (other than the Company and its Subsidiaries and Buyer and any of its Affiliates) for which the Company and its Subsidiaries may be liable under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Tax law). For purposes of this Agreement, in the case of any Straddle Period, (i) Property Taxes of the Company and its Subsidiaries shall be allocated between the period ending on the Closing Date and the period beginning after the Closing Date pro rata on the basis of the number of days in such Tax period, and (ii) Taxes (other than Property Taxes) of the Company and its Subsidiaries for the Pre-Closing Period shall be computed as if such taxable period ended as of the close of business on the Closing Date.

“Final Allocation” shall have the meaning set forth in Section 7.1(c).

“Final Tangible Capital” shall have the meaning set forth in Exhibit A.

“FINRA” shall mean the Financial Industry Regulatory Authority.

“Foreign Subsidiary” shall mean any Subsidiary that is not incorporated, formed or organized under the laws of the United States of America, any State thereof, the District of Columbia or any of the territories or possessions of the United States of America or any political subdivision thereof.

“FTC” shall mean the U.S. Federal Trade Commission.

“GAAP” shall mean generally accepted accounting principles as used in the United States as in effect at the time any applicable financial statements were or are prepared, consistently applied.

“GIS Business” shall mean the business of the Company and its Subsidiaries as conducted on the date of this Agreement.

“GIS Line of Business” means each of the following business lines of the GIS Business: Transfer Agency; Subaccounting; AOS; Banking Transaction Services; Fund Accounting; AIS; Custody; ABD; Securities Lending; PNC Managed Investments; Albridge Solutions and International.

“GISUS” shall have the meaning set forth in Section 4.2(b).

“Governmental Authority” shall mean any United States or foreign government, any state or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including the SEC, or any other authority, agency, department, board, commission or instrumentality of the United States, any State of the United States or any political subdivision thereof or any foreign jurisdiction, any self-regulatory organization, and any court, tribunal or arbitrator(s) of competent jurisdiction.

“Governmental Order” shall mean any order, writ, judgment, injunction, decree, stipulation, determination, award or other written agreement (other than a Client Contract) entered by or with any Governmental Authority.

“Grandfathered Employees” shall have the meaning set forth in Section 4.9(e).

“Hazardous Materials” shall mean any pollutant, contaminant, hazardous or toxic waste, substance or other material that is listed, defined, designated or classified as, otherwise determined to be, hazardous, radioactive or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law, including any mixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor, asbestos or asbestos-containing materials, radon or urea-formaldehyde.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act, of 1976, as amended, and the rules and regulations promulgated thereunder.

“Inactive Employee” shall have the meaning set forth in Section 4.9(b).

“Indebtedness” shall mean, without duplication, (a) all indebtedness for borrowed money or for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), whether or not evidenced by a writing, (b) any other indebtedness that is evidenced by a note, bond, debenture, draft or similar instrument, (c) all obligations under financing or capital leases, (d) all obligations in respect of acceptances issued or created, (e) notes payable and drafts accepted representing extensions of credit, (f) all liabilities secured by any Lien on any property (other than any mechanics’, carriers’, workers’, repairers’ and similar Liens arising or incurred in the ordinary course of business), (g) letters of credit and any other agreements relating to the borrowing of money or extension of credit and (h) any guarantee of any of the foregoing obligations.

“Indemnified Party” shall have the meaning set forth in Section 8.4(a).

“Indemnifying Party” shall have the meaning set forth in Section 8.4(a).

“Independent Expert” shall have the meaning set forth in Section 7.1(c).

“Intellectual Property” shall mean any and all of the following: (a) inventions, ideas, concepts and discoveries (whether or not patented, patentable or unpatentable and whether or not reduced to practice), inventors’ certificates, invention disclosures and improvements thereto; (b) patents, patent applications, and utility models, together with foreign counterparts, reissuances, continuations, continuations-in-part, divisionals, revisions, extensions and reexaminations thereof; (c) trademarks, service marks, trade dress, logos, trade names, domain names and corporate names, together with translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith, and applications, registrations and renewals in connection therewith; (d) writings and work of authorship (whether or not copyrightable), all copyrights, and Moral Rights, applications, registrations and renewals in connection therewith; (e) mask works and applications, registrations and renewals in connection therewith; (f) data, databases and compilations of information; (g) trade secrets and confidential or proprietary business, financial and technical information and data (including ideas, research and development, know-how, methods, procedures, formulas, compositions, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost and other financial information, and business, product and marketing plans and proposals); (h) Software; (i) all other proprietary or intellectual property rights; and (j) all whole or partial copies, abstracts, summaries and tangible embodiments or representations of any of the foregoing (in whatever form or medium).

“Intercompany Indebtedness” shall mean the total indebtedness owing by all of the Company and its Subsidiaries, on the one hand, to Seller or any Affiliate of Seller other than the Company and any of its Subsidiaries, on the other hand; provided that Intercompany Indebtedness shall not include intercompany payables in respect of services rendered or in respect of accrued interest. For the avoidance of doubt, intercompany payables in respect of services rendered or in respect of accrued interest, in each case, as of the Closing shall be handled in a manner consistent with past practice.

“Intermediate Holdco” shall have the meaning set forth in the preamble hereto.

“IRS” shall mean the Internal Revenue Service.

“Knowledge” or “Known” with respect to Buyer shall mean any matter which is within the actual knowledge of those individuals set forth on Section 1 of the Buyer Disclosure Schedule.

“Knowledge” or “Known” with respect to Seller shall mean any matter which is within the actual knowledge of those individuals set forth on Section 1 of the Company Disclosure Schedule.

“Leased Premises” shall mean premises leased or subleased to the Company or any Subsidiary of the Company pursuant to the Leases.

“Leases” shall have the meaning set forth in Section 2.14(b).

“Lien” shall mean any lien, claim, charge, option, encumbrance, easement, defect in title, mortgage, pledge or security interest or other limitation, restriction or third-party rights of any kind.

“Market Data” shall mean any licensed database concerning financial information, financial indices, funds, financial or commodities markets, currency, securities, options, futures, derivatives or other instruments or investment vehicles, including pricing information, reference data, indicative data, exchange rates, evaluations, analytics, ratings, performance data, corporate actions data, constituent data and identities.

“Material Contract” shall have the meaning set forth in Section 2.6(a).

“Material Third-Party Intellectual Property Agreement” shall mean each license or sublicense to which Seller, the Company or any of their respective Subsidiaries are a party with respect to Third-Party Intellectual Property involving annual payments in an aggregate amount in excess of $250,000 by the Company or its Subsidiaries.

“Moral Rights” means all rights of paternity, integrity, disclosure and withdrawal and any other rights, with respect to copyrighted material, that are generally known as or referred to as “moral rights.”

“New Plans” shall have the meaning set forth in Section 4.9(c).

“Non-U.S. Employment Agreements” shall have the meaning set forth in Section 2.12(a).

“NYSE” shall mean The New York Stock Exchange, Inc.

“Old Plans” shall have the meaning set forth in Section 4.9(c).

“Operating Loss Reserve” shall have the meaning set forth in Exhibit A.

“Ordinary Course of Business” shall mean the ordinary course of business of the GIS Business consistent in all material respects with past practice and without regard to the transactions contemplated hereby.

“Owned Real Property” shall have the meaning set forth in Section 2.14(a).

“Permits” shall mean all municipal, state and federal and other governmental permits, licenses, registrations, agreements, waivers, exemptions and authorizations held or used by the applicable Person in connection with its business and operations.

“Permitted Liens” shall mean all Liens that are for Taxes or assessments that are payable by the Company or any of its Subsidiaries as primary obligor that are not yet due and payable, or which are being contested in good faith by appropriate proceedings to the extent scheduled in Section 2.11(d) of the Company Disclosure Schedule; Liens or pledges to secure payments of workmen’s compensation and other payments, unemployment and other insurance, old-age pensions or other social security obligations, or the performance of bids, tenders, leases, contracts, public or statutory obligations, surety, stay or appeal bonds, or other similar obligations arising in the Ordinary Course of Business; workmen’s, repairmen’s, warehousemen’s, vendors’, mechanics’ or carriers’ Liens or other similar Liens arising in the Ordinary Course of Business and securing sums that are not past due, or deposits or pledges to obtain the release of any such Liens; and statutory landlords’ Liens under Leases to which the Company or any of its Subsidiaries is a party; and the following, provided none impairs in any material respect the use of the real property in question in the operation of the GIS Business in the Ordinary Course of Business or impairs in any material respect the value of such property for the purpose of the GIS Business: (a) zoning restrictions; (b) easements; (c) rights of way; (d) licenses and restrictions on use; (e) minor irregularities or imperfections in title; and (f) other minor encumbrances.

“Person” shall mean any individual, corporation, company, partnership (limited or general), limited liability company, joint venture, association, trust or other business entity.

“Plans” shall mean each employee benefit plan (as defined in Section 3(3) of ERISA) and each compensation, bonus, incentive, deferred compensation, capital appreciation, pension, profit sharing, retirement, option, equity or equity-based, employment, retention, stay bonus, non-compete, non-solicitation, change of control, severance, reduction-in-force, termination pay or similar plan, program, policy, practice, arrangement or agreement, and each life, hospitalization, medical or other welfare or employee benefit insurance or fringe benefit plan, program, policy, practice, arrangement or agreement in effect as of the date hereof that is sponsored or maintained by the Company or its Affiliates or to which the Company or its Affiliates is party or contributes or is obligated to contribute, pay premiums or make other payments, whether actual or contingent, in all cases with respect to or on behalf of current or former employees, consultants and directors of the Company and its Subsidiaries.

“Post-Closing Period” shall mean, with respect to the Company and its Subsidiaries, any taxable year or period that begins after the Closing Date and, in the case of any Straddle Period, the portion of such period beginning immediately after the Closing Date.

“Pre-Closing Period” shall mean, with respect to the Company and its Subsidiaries, any taxable year or period that ends on or before the Closing Date and, in the case of any Straddle Period, the portion of such period ending on and including the Closing Date.

“PRMA” shall have the meaning set forth in Section 4.9(e).

“Principal Client Contract(s)” shall have the meaning set forth in Section 2.19(a)(ii).

“Principal Clients” shall have the meaning set forth in Section 2.19(a).

“Proceedings” shall have the meaning set forth in Section 2.8(a).

“Property Taxes” shall mean real, personal, and intangible ad valorem property taxes.

“Purchase Price” shall have the meaning set forth in Section 1.2.

“Qualified Plans” shall have the meaning set forth in Section 2.12(c).

“Regulatory Laws” shall mean the HSR Act, the Sherman Antitrust Act of 1890, as amended, and the rules and regulations promulgated thereunder, the Clayton Act of 1914, as amended, and the rules and regulations promulgated thereunder, the Federal Trade Commission Act of 1914, as amended, and the rules and regulations promulgated thereunder, and any other federal, state and foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Representative” shall mean, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person; provided, however, that the Person set forth on Section 2 of the Company Disclosure Schedule and its Affiliates shall not be, or be deemed to be, a Representative of Buyer or any Affiliate of Buyer for any purpose hereunder.

“Required Approvals” shall have the meaning set forth in Section 4.5(a).

“Restricted Period” shall have the meaning set forth in Section 4.15(a).

“SEC” shall mean the Securities and Exchange Commission, and any successor thereto.

“Section 4.2(b) Companies” shall have the meaning set forth in Section 4.2(b).

“Section 338 Forms” shall have the meaning set forth in Section 7.1(d).

“Section 338(h)(10) Election” shall have the meaning set forth in Section 7.1(a).

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations of the SEC thereunder.

“Securities Laws” shall mean the Securities Act, the Exchange Act, the 1940 Act, the Advisers Act, state “blue sky,” securities and investment advisory laws, all applicable foreign securities laws, and the rules and regulations promulgated thereunder.

“Seller” shall have the meaning set forth in the preamble hereto.

“Seller Indemnitees” shall have the meaning set forth in Section 8.3.

“Seller Plan” shall mean each Plan (other than a Company Plan) maintained by Seller, but under which the Company or any of its Subsidiaries is a participating employer or in which Company Employees participate.

“Seller’s Retiree Medical Plan” shall have the meaning set forth in Section 4.9(e).

“Software” shall mean all computer software (whether or not separately compilable), including all computer programs and instructions, whether in source code or object code form, algorithms, “firmware” and other forms of micro code, edit controls, methodologies, flow charts, pseudo codes and any and all systems documentation (including data entry and data processing procedures, report generation and quality control procedures), logic and designs for all programs, software specifications, manuals and other documentation and file layouts and programmer’s notes or other written narratives of or comments on any or all programming or procedures used in the coding or maintenance of such computer software.

“Source Code” shall mean source code for the Software and any programmer’s notes, comments, explanatory material and commentary to any such source code, development level programming, flow charts and specifications of the Software, and all subsequent versions, revisions, enhancements, modifications, updates or releases thereto.

“Stock Purchase” shall have the meaning set forth in Section 1.1.

“Straddle Period” shall mean, with respect to the Company and its Subsidiaries, any taxable period beginning on or prior to and ending after the Closing Date.

“Subsidiary” of a Person shall mean any other Person 50% or more of the voting stock (or of any other form of other voting or controlling equity interest in the case of a Person that is not a corporation) of which is beneficially owned by the Person directly or indirectly through one or more other Persons.

“Survival Period” shall have the meaning set forth in Section 8.1.

“Target Tangible Capital” shall have the meaning set forth in Exhibit A.

“Tax Claim” shall mean any claim with respect to Taxes made by any Taxing Authority that, if pursued successfully, would reasonably be expected to serve as the basis for a claim under Article VII.

“Tax Proceeding” shall have the meaning set forth in Section 7.6(b).

“Tax Return” shall mean all returns, declarations, reports, statements, estimates, information statements and other forms and documents (including all schedules, exhibits, and other attachments thereto) required to be filed with any Taxing Authority in connection with the calculation, determination, assessment or collection of, any Taxes.

“Taxes” shall mean all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, assessments or charges (of any kind whatsoever, together with any interest) additions or penalties with respect thereto and any interest in respect of such additions or penalties imposed by any Taxing Authority.

“Taxing Authority” shall mean any Governmental Authority having jurisdiction over the assessment, determination, collection or other imposition of any Tax.

“Termination Date” shall have the meaning set forth in Section 6.1(a)(v).

“Third-Party Intellectual Property” shall mean Intellectual Property belonging to third parties, including Seller or any Affiliate of Seller (other than the Company or any of its Subsidiaries), that is used or held for use by any of the Company or its Subsidiaries and not owned by any of the Company or its Subsidiaries, including any Third-Party Software and Market Data.

“Third-Party Software” shall mean all Software used or held for use by any of the Company or its Subsidiaries that is licensed or leased by third parties (including Seller or any Affiliate of Seller other than the Company or any of its Subsidiaries) to any of the Company or its Subsidiaries or that is commonly available “shrink wrap” Software copyrighted by third parties.

“Threshold Amount” shall have the meaning set forth in Section 8.5(a).

“Transaction Documents” shall mean this Agreement, the Transition Services Agreement, the Continuing Relationship Agreement and any other document, contract or certificate executed and delivered in connection with this Agreement or the consummation of the transactions contemplated hereby.

“Transfer Taxes” shall have the meaning set forth in Section 7.9.

“Transition Services Agreement” shall mean a transition services agreement to be entered into on the date hereof, a form of which is attached as Exhibit C.

“Trust Company” shall have the meaning set forth in Section 4.2(b).

“Unaudited Company Balance Sheet” shall have the meaning set forth in Section 2.5(a).

“Wire Transfer” shall mean a payment in immediately available funds by wire transfer in lawful money of the United States to such account or to a number of accounts as shall have been designated by written notice from the receiving party to the paying party.

ARTICLE I

SALE AND PURCHASE OF THE COMPANY COMMON STOCK

Section 1.1 Sale and Purchase of the Company Common Stock. Subject to the terms and conditions of this Agreement, at the Closing, Seller agrees to cause Intermediate Holdco to sell, assign and transfer to Buyer, and Buyer agrees to purchase from Intermediate Holdco, the Company Common Stock, free and clear of any Liens or rights or claims of others (the “Stock Purchase”).

Section 1.2 Purchase Price. The cash purchase price payable by Buyer for the Company Common Stock shall be Two billion three hundred and ten million U.S. Dollars ($2,310,000,000), subject to adjustment as set forth in Exhibit A (the “Purchase Price”).

Section 1.3 The Closing.

(a) Subject to the terms and conditions of this Agreement, the closing of the sale of the Company Common Stock to the Buyer (the “Closing”) shall take place on the later of (i) July 1, 2010, and (ii) the Business Day that is the first Business Day of a calendar month and that follows the satisfaction or waiver (subject to Applicable Law) of the latest to occur of the conditions set forth in Article V hereof (other than conditions that relate to actions to be taken, or documents to be delivered, at the Closing) by five or more Business Days, unless extended by mutual agreement of the parties (the “Closing Date”), and the Closing shall be effective at 12:01 a.m. New York time on the Closing Date; provided, however, that the books of the Company shall be deemed to have been closed as of the Cut-Off Time (it being the intention of the parties that all transactions through the Cut-Off Time shall be for the account of Seller and all transactions from and after the Cut-Off Time shall be for the account of Buyer). The Closing shall take place at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York 10019.

(b) At the Closing:

(i) Buyer shall:

(1) pay to Seller (on behalf of Intermediate Holdco) by Wire Transfer to the Designated Account immediately available funds in an amount equal to the Purchase Price; and

(2) deliver the Transaction Documents required to be delivered by Buyer including the certificates contemplated by Sections 5.3(a) and 5.3(b);

(ii) Seller shall:

(1) deliver to Buyer the stock certificate representing the Company Common Stock, duly endorsed in blank (or accompanied by duly executed stock powers); and

(2) deliver the Transaction Documents required to be delivered by Seller including the certificates contemplated by Sections 5.2(a) and 5.2(b).

ARTICLE II

REPRESENTATIONS AND WARRANTIES

OF THE SELLER

Except as set forth in the correspondingly numbered section of the Company Disclosure Schedule (provided that disclosure in any section of such Company Disclosure Schedule shall apply to any other section to the extent that it is reasonably apparent on the face of such disclosure that such disclosure is relevant to such other section of this Agreement), Seller hereby represents and warrants to Buyer as follows:

Section 2.1 Organization and Related Matters.

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of Delaware. The Company has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not reasonably be expected to have a Company Material Adverse Effect.

(b) Section 2.1(b) of the Company Disclosure Schedule sets forth a complete and correct list of all the Subsidiaries of the Company. All of the outstanding shares of capital stock or other securities evidencing ownership of the Company’s Subsidiaries are validly issued, fully paid and nonassessable and such shares or other securities are owned by the Company or another of its Subsidiaries free and clear of any Lien (other than any Permitted Lien) with respect thereto. There are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements of any character relating to the issued or unissued capital stock or other securities or ownership or equity interest of any of the Company’s Subsidiaries, or otherwise obligating any of the Company’s Subsidiaries to issue, transfer, sell, purchase, redeem or otherwise acquire any such stock, securities, or interests. Each Subsidiary of the Company (i) is a duly organized and validly existing corporation, partnership or limited liability company or other legal entity under the laws of its jurisdiction of organization reflected on Section 2.1(b) of the Company Disclosure Schedule, (ii) is duly qualified to do business and is in good standing in each jurisdiction where its ownership or leasing of property or the conduct of its business requires it to be so qualified (except for jurisdictions in which the failure to be so qualified would not reasonably be expected to have a Company Material Adverse Effect) and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted. PFPC Trust Company is not a “bank” as defined in Section 2 of the Bank Holding Company Act of 1956, as amended, 12 U.S.C. Section 1841.

Section 2.2 Capitalization. The authorized capital stock of Company consists of 3,000 shares of Company Common Stock, all of which are issued and outstanding and have been duly authorized and validly issued, are fully paid, non-assessable and free of preemptive rights. All of the Company Common Stock is owned by Intermediate Holdco free and clear of any Liens. Except as set forth above, as of the date hereof, no shares of capital stock or other voting securities of the Company are issued, reserved for issuance or outstanding. There are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements of any character relating to the issued or unissued capital stock or other securities or ownership or equity interests of the Company, or otherwise obligating the Company to issue, transfer, sell, purchase, redeem or otherwise acquire any such stock, securities or interests.

Section 2.3 Authority; No Violation.

(a) Seller has all requisite corporate power and authority to execute and deliver this Agreement and the other Transaction Documents and to consummate or cause to be consummated the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly and validly approved by the Board of Directors of Seller. No other corporate proceedings (including any approvals of Seller’s stockholders) on the part of Seller are necessary to approve this Agreement and the other Transaction Documents and to consummate or cause to be consummated the transactions contemplated hereby and thereby. This Agreement has been duly and validly executed and delivered by Seller and assuming due authorization, execution and delivery by Buyer, this Agreement constitutes, and, when executed and delivered by Seller in accordance with this Agreement and assuming the due authorization, execution and delivery thereof by Buyer, the other Transaction Documents will constitute, the valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, except as such enforcement may be limited by (i) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium or other laws affecting or relating to the rights of creditors generally, or (ii) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(b) Intermediate Holdco has all requisite limited liability company power and authority to sell to Buyer the Company Common Stock. No other limited liability company proceedings on the part of Intermediate Holdco are necessary to sell to Buyer the Company Common Stock.

(c) Neither the execution and delivery of this Agreement or any of the other Transaction Documents by Seller nor the consummation by Seller or Intermediate Holdco of the transactions contemplated hereby or thereby, nor compliance by Seller or Intermediate Holdco with any of the terms or provisions hereof or thereof, will (i) violate any provision of the certificates of incorporation or bylaws of Seller or the organizational documents of Intermediate Holdco or (ii) assuming that the consents, waivers, approvals and notices referred to in Section 2.4 are duly obtained or given, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Seller, Intermediate Holdco or the Company or any of their respective Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under or in any payment conditioned, in whole or in part, on consummation of the transactions contemplated hereby, accelerate the performance required by or rights or obligations under, or result in the creation of any Lien upon any of the respective properties or assets of Seller, Intermediate Holdco or the Company or any of their respective Subsidiaries under, any of the terms, conditions or provisions of any Contract to which Seller, Intermediate Holdco or the Company or any of their respective Subsidiaries is a party, or by which they or any of their respective properties, assets or business activities may be bound or affected, except (in the case of clause (ii)(y) above) for such violations, conflicts, breaches, defaults or the loss of benefits which, either individually or in the aggregate, would not reasonably be expected to result in a Company Material Adverse Effect or do not relate to a Material Contract.

Section 2.4 Consents and Approvals. Except for (a) such consents, waivers, approvals and notices as are set forth in Section 2.4 of the Company Disclosure Schedule, (b) compliance with any applicable requirements under the HSR Act, (c) filings and exemptions required to be made with or obtained from the FINRA, and (d) such consents, waivers, approvals and notices that may be required solely by reason of the participation of Buyer (as opposed to any other third party buyer) in the transactions contemplated hereby, none of Seller, Intermediate Holdco, the Company or any of its Subsidiaries is required to obtain any material consents, waivers or approvals of, give notices to, or make any material filings, declarations or registrations with any Governmental Authority in connection with (i) the execution and delivery by Seller of this Agreement or any of the other Transaction Documents or (ii) the consummation by Seller and Intermediate Holdco of the transactions contemplated hereby and thereby.

Section 2.5 Financial Statements; Absence of Liabilities.

(a) Section 2.5 of the Company Disclosure Schedule sets forth true and correct copies of (a) the audited consolidated balance sheets of the Company and its Subsidiaries as of December 31, 2008 (the “Company Balance Sheet”) and 2007, and the related audited consolidated statements of income, consolidated statements of stockholder’s equity and consolidated statements of cash flows of the Company and its Subsidiaries for the fiscal years ended December 31, 2008 and 2007, and (b) the unaudited consolidated balance sheet of the Company and its Subsidiaries as of November 30, 2009 (the “Unaudited Company Balance Sheet”), and the related unaudited consolidated statement of income of the Company and its Subsidiaries for the eleven-month period ended November 30, 2009 (the financial statements described in clauses (a) and (b) being, the “Company Financial Statements”). The Company Balance Sheet and the Unaudited Company Balance Sheet fairly present in all material respects the financial position of the Company and its Subsidiaries as of the dates thereof, and the other Company Financial Statements (including the related notes thereto, where applicable) present fairly in all material respects the results of the operations and cash flows of the Company and its Subsidiaries for the respective fiscal periods therein set forth, in each case in accordance with GAAP, subject, in the case of the unaudited financial statements to normal year-end adjustments (none of which will be material) and the absence of notes, consistently applied (except as indicated in the related notes thereto).

(b) The Target Tangible Capital Statement set forth in Exhibit A-1 was prepared in accordance with GAAP applied on a basis consistent with the preparation of the Company Balance Sheet and the Unaudited Company Balance Sheet from the Books and Records of the Company applying accounting principals, policies, practices and methodologies which Seller considers to be reasonable.

(c) None of the Companies or any of its Subsidiaries has any liability except (i) those which are adequately reflected on or reserved against in the Unaudited Company Balance Sheet or disclosed in the related notes thereto, (ii) liabilities arising under Material Contracts since November 30, 2009 other than as a result of a default or breach thereof, (iii) those which have been incurred in the Ordinary Course of Business since November 30, 2009, none of which individually or in the aggregate would reasonably be expected to have a Company Material Adverse Effect, and (iv) those which, individually and in the aggregate, are immaterial in nature.

Section 2.6 Material Contracts.

(a) As of the date hereof neither the Company nor any of its Subsidiaries has entered into or is bound by any of the following Contracts (such Contracts, together with all Material Third-Party Intellectual Property Agreements and all Principal Client Contracts, being “Material Contracts”):

(i) any Contract relating to any Indebtedness of more than $500,000;

(ii) any Contract under which any of the Company or its Subsidiaries has made or is obligated to make, directly or indirectly, any advance, loan, extension of credit or capital contribution to, or other investment in, any Person, other than in the Ordinary Course of Business;

(iii) any Contract that requires the Company or Subsidiary of the Company to purchase its total requirements of any product or service from a third party or that contains “take or pay” provisions;

(iv) any Contract that relates to the acquisition or disposition of any business or a material amount of stock or assets of any other Person (whether by merger, sale of stock, sale of assets or otherwise) that, as of the date of this Agreement has not been consummated, except for any such acquisition or disposition not involving any party other than the Company and its Subsidiaries;

(v) any Contract (other than a Client Contract) with a Governmental Authority;

(vi) any Contract prohibiting or restricting the ability of the Company or any of its Subsidiaries to conduct its respective business in any geographical area, to solicit Clients or to compete with any Person;

(vii) any Contract that provides for earn-outs or other similar contingent obligations to be paid by the Company or any of its Subsidiaries after November 30, 2009 that could reasonably be expected to exceed $500,000 in the aggregate under such Contract;

(viii) any Contract for the purchase by the Company or any of its Subsidiaries of materials, supplies, products or services, involving annual payments in excess of $500,000 under such Contract;

(ix) any joint venture, strategic alliance, exclusive distribution, partnership or similar Contract involving a sharing of profits or expenses or payments based on revenues, profits or assets under management of the Company or any of its Subsidiaries;

(x) any Contract pursuant to which the Company or any of its Subsidiaries grants or suffers the imposition of a Lien, other than a Permitted Lien, on any of its capital stock or any of its material assets, tangible or intangible;

(xi) any Contract for finder or solicitation services with a third-party solicitor of Clients or potential Clients of the GIS Business; and

(xii) any other Contract (other than with a Client) involving aggregate annual consideration in excess of $500,000.

(b) Each Material Contract is as of the date of this Agreement valid, binding and in full force and effect, and enforceable against each of the Company or its Subsidiaries and, to the Knowledge of Seller, each other party thereto, in accordance with its terms, except as such enforcement may be limited by (i) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium or other laws affecting or relating to the rights of creditors generally, or (ii) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law. Each of the Company and its Subsidiaries has duly performed in all material respects all of its obligations in connection with such Material Contract to the extent that such obligations have accrued. There are no existing material defaults (or circumstances, occurrences, events or acts that, with the giving of notice or lapse of time or both would become defaults) of the Company or its Subsidiaries or, to the Knowledge of Seller, any other party thereto, under any Material Contract.

(c) Seller has provided Buyer with or made available to Buyer complete and correct copies of all (i) Principal Client Contracts and (ii) other Material Contracts (other than Client Contracts which are not Principal Client Contracts).

Section 2.7 No Broker. Except for Citigroup Global Markets, Inc. and Morgan Stanley & Co., Incorporated, all the fees and expenses which shall be borne entirely by Seller, neither Seller, Company, nor any Subsidiary of the Company has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the transactions contemplated by this Agreement.

Section 2.8 Legal Proceedings.

(a) There are no legal, administrative, arbitral or other proceedings, claims, suits, actions or governmental or regulatory investigations or inquiries of any nature (collectively, “Proceedings”) that are pending or, to the Knowledge of Seller, threatened against or relating to the Company or any of its Subsidiaries or affecting any of the material properties or assets of the Company or any of its Subsidiaries; and there are no Proceedings that are pending or, to the Knowledge of Seller, threatened against or relating to Seller or Intermediate Holdco that would challenge or seek to prevent or enjoin the transactions contemplated hereby. Nothing in this Section 2.8(a) shall apply to matters relating to Taxes, which shall be governed by Section 2.11.

(b) There are no outstanding Governmental Orders and no material unsatisfied judgments, penalties or awards against the Company or any of its Subsidiaries or any of their respective properties or assets. Each of the Company and its Subsidiaries is in compliance with the terms of each Governmental Order set forth in Section 2.8(b) of the Company Disclosure Schedule. Nothing in this Section 2.8(b) shall apply to matters relating to Taxes, which shall be governed by Section 2.11.

Section 2.9 Compliance with Applicable Law; Permits.

(a) Since January 1, 2008, each of the Company and its Subsidiaries has been in compliance with Applicable Law. Since January 1, 2008, each of the Company and its Subsidiaries has been in possession of all material Permits required under Applicable Law to own, operate and use its properties and assets to conduct the GIS Business in all material respects in the manner conducted at all such relevant times, and since January 1, 2008, each of the Company and its Subsidiaries has been in material compliance with all such Permits, and all such material Permits are currently in full force and effect. There are no Proceedings pending or, to the Knowledge of Seller, threatened, that could reasonably be expected to result, nor will entering into the transactions contemplated hereby reasonably be expected to result, in the revocation, cancellation or suspension, or any adverse modification, of a material Permit applicable to the Company or any of its Subsidiaries. Since January 1, 2008, none of Seller, Intermediate Holdco, the Company or any Subsidiary of the Company has received notice of a violation of any Applicable Law by the Company or any Subsidiary of the Company. It is agreed and understood that this Section 2.9 shall not apply to matters related to Taxes, which shall be governed by Section 2.11.

(b) Section 2.9(b) of the Company Disclosure Schedule lists, by Company or Subsidiary of the Company, all the jurisdictions with respect to which such Company or Subsidiary have filed or are required to file any material qualifications licenses, filings or other material Permits to own, operate and use its properties and assets and to conduct the GIS Business.

(c) Except as listed in Section 2.9(c) of the Company Disclosure Schedule, no exemptive orders, “no-action” letters or similar exemptions or regulatory relief have been obtained, nor are any requests pending therefor, by or with respect to the Company or any of its Subsidiaries that are material to the operation of the GIS Business.

(d) Each of the Company and its Subsidiaries has (as applicable and in each case consistent with Applicable Law) adopted and implemented: (i) a formal code of ethics; (ii) a written policy on insider trading; and (iii) written policies regarding privacy and the confidentiality of Client information. Except as listed in Section 2.9(d) of the Company Disclosure Schedule, since January 1, 2008, there have been no material violations of such policies and procedures.

(e) To the Knowledge of Seller, there is no reason to believe that the Company or any of its Subsidiaries will be required by any Governmental Authority to maintain regulatory capital following the Closing Date in an amount greater than the amount thereof on and as of the Closing Date, after giving effect to the transactions contemplated by Section 4.14 hereof.

Section 2.10 Insurance. Each material insurance policy covering the Company and its Subsidiaries or any of its assets, properties or employees is in full force and effect, all premiums due and payable thereon have been paid and Seller has not received written notice from any insurer or agent of any intent to cancel any such insurance policy. Seller has complied in all material respects with the terms and provisions of such insurance policies to the extent affecting the Company and its Subsidiaries. There is no material claim by Seller pending under any of such policies with respect to the Company or any of its Subsidiaries as to which coverage has been denied or disputed by the underwriters of such policies.

Section 2.11 Taxes.

(a) All material Tax Returns of the Company and its Subsidiaries that are required to be filed have been timely filed (taking into account extensions) and all such Tax Returns are true, correct and complete in all material respects.

(b) The Company and its Subsidiaries have timely paid all material Taxes due and owing (whether or not shown to be due on such Tax Returns).

(c) The Company and its Subsidiaries have withheld and paid over to the proper Taxing Authority (or are holding for payment) all material Taxes required to be withheld from amounts owing to any employee, independent contractor, creditor, Client, shareholder or other party, and complied in all material respects with all information reporting and backup withholding provisions of Applicable Law, including the collection, review and retention of any required withholding certificates or comparable documents and any notice received pursuant to Section 3406(a)(1)(B) or (C) of the Code.

(d) There are no Liens for Taxes upon the assets of the Company or any of its Subsidiaries except for Permitted Liens.

(e) To the Knowledge of Seller, neither the Company nor any of its Subsidiaries has been (i) a member of any affiliated, consolidated, combined or unitary group (other than a group of which Seller or the Company is or was the common parent) or (ii) a party to any tax sharing or indemnification agreement.

(f) With respect to Albridge Solutions only:

(i) no claim has been made by any Taxing Authority where Albridge Solutions does not file Tax Returns that it is, or may be, subject to a material amount of Tax by that jurisdiction;

(ii) no extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of Albridge Solutions;

(iii) no audit, examination, review or Tax Proceeding with respect to any Taxes or Tax Return of Albridge Solutions is pending and no Tax Authority has notified Seller or any of its Affiliates that it intends to investigate any Tax Return or Tax matter of Albridge Solutions;

(iv) the amount of liability for unpaid Taxes of Albridge Solutions for all periods ending on or before the date of the Unaudited Company Balance Sheet does not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) reflected on the Unaudited Company Balance Sheet; and

(v) the amount of liability for unpaid Taxes of Albridge Solutions all periods following the date of the Unaudited Company Balance Sheet shall not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) as adjusted for the passage of time in accordance with the past custom and practice of such entity (and which accruals shall not exceed comparable amounts incurred in similar periods in prior years).

(g) No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into or issued by any Taxing Authority with respect to the Company or any of its Subsidiaries.

(h) None of the Company or any of its Subsidiaries has agreed to make, nor is it required to make, any adjustment under Sections 481(a) or 263A of the Code or any comparable provision of state, local or foreign Tax laws by reason of a change in accounting method or otherwise. None of the Company or any of its Subsidiaries has taken any action that could defer a liability for Taxes of the Company or any of its Subsidiaries from any Pre-Closing Period to any Post-Closing Period.

(i) None of the Company or any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code.

(j) None of the Company or any of its Subsidiaries is or has been, a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b).

Section 2.12 Employees; Employee Benefit Plans; ERISA.

(a) Section 2.12(a) of the Company Disclosure Schedule lists each Company Plan in the United States, each material Company Plan outside the United States and each material Seller Plan, in each case, other than the individual employment agreements for any employee, officer or director of the Company or its Subsidiaries employed outside the United States (“Non-U.S. Employment Agreements”).

(b) With respect to each Company Plan in the United States, each material Company Plan outside the United States and each material Seller Plan, in each case, other than the Non-U.S. Employment Agreements, the Company has delivered or made available to Buyer a true, correct and complete copy of each writing constituting a part of such Company Plan and Seller Plan. With respect to each material Company Plan, the Company has delivered or made available to Buyer all plan documents and amendments thereto, including any related trust, insurance contract or other funding source or arrangement, the most recent Form 5500 and accompanying schedules, if any, the current summary plan description and any material modifications thereto, if any, and the most recent determination letter from the IRS, if any. With respect to the Non-U.S. Employment Agreements, the Company has delivered or made available to Buyer complete copies of each different form of such agreements.

(c) With respect to each Company Plan that is intended to be a “qualified plan” within the meaning of Section 401(a) of the Code (“Qualified Plans”), the IRS has issued a favorable determination letter that has not been revoked, or the remedial amendment period under Section 401(b) of the Code and IRS Revenue Procedure 2005-66 has not expired, and to the Knowledge of Seller no events or circumstances exist that would reasonably be expected to result in the disqualification of any such Qualified Plan or the failure of any such Qualified Plan to qualify. Each Company Plan in Ireland is approved under the Taxes Consolidation Act of 1997 and to the Knowledge of Seller no event has occurred or circumstances exist that would reasonably be expected to result in revocation of such approval. No Company Plan is subject to Title IV of ERISA or Section 302 of ERISA or Section 412 or 4971 of the Code.

(d) All contributions required to be made under each Company Plan have been made in accordance with the terms of the Company Plan and Applicable Law and each Company Plan has been administered in all material respects in accordance with its terms and Applicable Law, in each case, except for any failures which would not, individually or in the aggregate, reasonably be expected to result in a material liability of the Company or any of its Subsidiaries. Neither the Company nor any entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the Company, or that is a member of the same “controlled group” as the Company pursuant to Section 4001(a)(14) of ERISA has, at any time during the last six years, contributed to or been obligated to contribute to any multiemployer plan or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA.

(e) Except for liabilities which would not reasonably be expected, individually or in the aggregate, to result in any material liability of the Company or any of its Subsidiaries, with respect to any Company Plan, there does not now exist, nor, to the Knowledge of Seller, do any circumstances exist that would reasonably be expected to result in any Controlled Group Liability that would be a liability of the Company or any of its Subsidiaries following the Closing Date, other than liabilities relating to funding obligations for a Qualified Plan that are not yet due and liabilities that arise solely out of, or relate solely to, the Company Plans.

(f) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, or cause the accelerated vesting, funding or delivery of, any payment or benefit to any employee, officer or director of the Company or its Subsidiaries under a Company Plan, or result in any limitation on the right of the Company or its Subsidiaries to amend, merge or terminate any Company Plan or related trust.

(g) There are no pending Proceedings (other than claims for benefits in the ordinary course) with respect to which written notice has been given to the Company or its Subsidiaries against the Company Plans, which would reasonably be expected to result in any material liability of the Company or any of its Subsidiaries. Neither the Company nor any of its

Subsidiaries has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA), which would reasonably be expected to subject any of the Company Plans or their related trusts, or the Company or any of its Subsidiaries, to any material Tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

(h) The Company has, except to the extent limited by Applicable Law (including any data privacy laws), delivered or made available to Buyer a true and complete list of the names, corporate and functional titles, hire dates, incentive compensation, profit sharing and bonuses paid in 2008 and 2009, full or part-time status, status as exempt or non-exempt, annual salaries or hourly rates, and salary grade of all employees of the Company and its Subsidiaries as of the date hereof, and has identified each such employee currently on a military leave of absence or not actively employed on account of disability. As relates to the Company and its Subsidiaries, there is not presently pending or existing, and to Seller’s Knowledge there is not threatened, (i) any strike, slowdown, picketing or work stoppage, or (ii) any application for certification of a collective bargaining agent. With respect to the Company and its Subsidiaries, (A) no labor organization or group of employees of the Company or any of its Subsidiaries has made a pending demand for recognition or certification, and there are and have been no representation or certification proceedings or petitions seeking a representation proceeding or any other form of conciliation involving a trade union, with the National Labor Relations Board or any other labor relations tribunal or authority, nor have any such demands, proceedings or petitions been brought or filed or threatened to be brought or filed within the past five years, and (B) to Seller’s Knowledge, there are no organizing activities, strikes, work stoppages, slowdowns, lockouts or grievances, or other material labor disputes against or involving the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is, or has in the past three years been, party to any union, collective bargaining agreements or other similar labor agreements or understandings covering Company Employees employed in the United States or otherwise, and none of the Company Employees employed in the United States or otherwise is covered by any union, collective bargaining or other similar labor agreements or understanding with a labor union or labor organization. Except for compliance failures which would not reasonably be expected to be, individually or in the aggregate, material, (i) all Company Employees have proper work authorizations and are properly classified as exempt or non-exempt (or similar classification in applicable foreign jurisdictions), where applicable, (ii) each Company Employee has satisfied any required pre-employment screening requirements, including drug testing, background checks and finger printing examination and record keeping requirements that were in effect at the time of the hiring of such Company Employee and (iii) each of the Company and its Subsidiaries is in compliance with all Applicable Laws relating to employment and employment practices, occupational safety and health standards, terms and conditions of employment, wages and hours and affirmative action and neither the Company nor any Subsidiary of the Company is or has engaged in any unfair labor practice with respect to any Company Employee.

(i) Except as required by Code Section 4980B regarding COBRA continuation coverage or by other Applicable Law, no Company Plan provides life, health, medical or other welfare benefits to former Company Employees, spouses, dependents or beneficiaries thereof and neither the Company nor any Subsidiary of the Company has any current or projected liability to provide such benefits beyond the employee’s retirement or termination of employment with the Company.

Section 2.13 Intellectual Property; Software.

(a) The Company and its Subsidiaries (i) have all right, title and interest in and to all Company Intellectual Property free and clear of all Liens and (ii) have the right and license or Client consent, as applicable, to possess or access and use all Third-Party Software and Market Data and hold such rights and licenses free and clear of all Liens. The Company Intellectual Property and the Third-Party Intellectual Property constitute all of the Intellectual Property that is used or held for use in the conduct of the GIS Business in the manner and to the full extent as the GIS Business is conducted on the date hereof and, to the extent that the GIS Business is conducted in the same manner after the Closing as it is on the date hereof, as the GIS Business will be conducted immediately after the Closing. Consummation of the transactions contemplated hereby will not result in an impairment of the rights of any of the Company or its Subsidiaries under, or in any increase of any royalty, revenue share, license fees or the payment of any other fee with respect to, any Material Third-Party Intellectual Property Agreement. All Third-Party Software and Market Data is licensed directly by the owner thereof to the Company or a Subsidiary.

(b) None of the Company or any of its Subsidiaries is, and none of the Company or any of its Subsidiaries will be as a result of the consummation of the transactions contemplated hereby, in violation of any Material Third-Party Intellectual Property Agreement. No written or, to the Knowledge of Seller, oral claims or allegations with respect to misappropriation or infringement by any Company Intellectual Property have been made or are currently pending against any of the Company or any of its Subsidiaries or, to the Knowledge of Seller, are pending against any other Person or threatened by any Person. To the Knowledge of Seller, no third party is infringing or misappropriating any Company Intellectual Property.

(c) The Company and its Subsidiaries have taken reasonable steps to protect and preserve the proprietary nature and/or confidentiality of all Company Intellectual Property, including all material trade secrets and know-how owned by the Company and its Subsidiaries or used in relation to the GIS Business. Source Code for Company Software and any Source Code for any Third-Party Software in the possession or control of any of the Company and any of its Subsidiaries is a material trade secret of such Person, as the case may be, or the third-party owner thereof (as applicable), and has not been disclosed by any of the Company or any of its Subsidiaries, or any of such Person’s Representatives to any Person other than pursuant to a duly executed confidentiality agreement and, in the case of Third-Party Software, permissibly and in accordance with the applicable Contract.

(d) No portion of the Company Software or any other Company Intellectual Property is subject to a license having terms that obligate the Company or any other Person (x) to provide or disclose the Source Code for the Company Software or any other Company Intellectual Property to the public or (y) to dedicate the Company Software or any other Company Intellectual Property, or any portion thereof, to the public domain.

(e) Section 2.13(e) of the Company Disclosure Schedule contains a true, correct and complete list of the Company Software. The Company and its Subsidiaries have the right, power and authority to sell, transfer, assign, convey and license the Company Software without liability to, or any requirement of, consent from, or obligation to pay royalties to, any other Person.

(f) Section 2.13(f) of the Company Disclosure Schedule contains a true, correct, complete and accurate list of all Third-Party Software and Market Data which is licensed under any Material Third-Party Intellectual Property Agreement (other than commonly available “shrink wrap” Software copyrighted by third parties, which is not material to the GIS Business) that is used by any of the Company and its Subsidiaries, or held for use by any of the Company and its Subsidiaries. The Third-Party Software and Market Data (including any commonly available “shrink wrap” Software copyrighted by third parties) is used pursuant to an agreement or license and each such agreement or license is valid and enforceable and in full force and effect and none of the Company or its Subsidiaries, or any licensor is in default under or in breach of any such license or agreement (nor has any event occurred which would, with passage of time, notice, or both, constitute a breach or default). The Company and its Subsidiaries monitor the use of Third-Party Software and Market Data for compliance with all applicable licenses and restrictions on use with respect thereto and the Company and its Subsidiaries are in compliance with all such restrictions.

(g) All Company Software have the features and functions described or referenced in and performs in accordance with the documentation and other written material used in connection with such Company Software and are in machine readable form. The Company Software and, to the Knowledge of Seller, the Third-Party Software are free of material defects in features, functions, performance and operations. The Company Software and, to the Knowledge of Seller, the Third-Party Software contain no Disabling Devices.

(h) The Source Code for the Company Software will compile into object code, or otherwise be capable of being installed and operated, and when so installed will have all the features, functions and performance described in the documentation and marketing and promotional materials pertaining to the Company Software and will execute on the computer platforms for which it is designed. Subject to ordinary course updates or enhancements for the benefit of Clients generally, such modifications or customizations to Source Code as may be implemented with respect to a particular Client pursuant to such Client’s request, and corresponding updates or revisions to documentation concerning the Company Software, all Source Code and other documentation concerning the Company Software is correct, accurate and sufficiently documented to enable a software developer of reasonable skill to understand, modify, debug, enhance, compile, support and otherwise utilize all aspects of the Company Software, without reference to other sources of information.

Section 2.14 Real Estate; Personal Property.

(a) Section 2.14(a) of the Company Disclosure Schedule identifies all real property owned by the Company or any of its Subsidiaries (the “Owned Real Property”). Except as would not reasonably be expected to impair in any material respect the Company or its Subsidiaries’ use and enjoyment of the Owned Real Property from and after the Closing, (i) the Company or a Subsidiary of the Company, as the case may be, holds good and marketable title to the Owned Real Property, free and clear of all Liens other than Permitted Liens, (ii) neither the Company nor any of its Subsidiaries has, since January 1, 2008, made any title claims, or has outstanding any title claims, under any policy of title insurance respecting any of the Owned Real Property, (iii) no condemnation or eminent domain proceeding against any of the Owned Real Property is pending or, to the Knowledge of the Seller, threatened, (iv) neither the Company nor any of its Affiliates has, since January 1, 2008, received any written notice from any board of fire underwriters (or other body exercising similar functions) or any insurance company which has issued or refused to issue a policy with respect to any Owned Real Property or Leased Premises requesting performance of any structural or other repairs or alterations to any Owned Real Property or Leased Premises, (v) there are no Persons in possession of any portion of any of the Owned Real Property other than the Company or its Subsidiaries and no Persons other than the Company or its Subsidiaries have the right to use or occupy for any purpose any portion of any of the Owned Real Property and (vi) no Person has any options or rights (including rights of first refusal) to purchase or acquire any ownership interest in any Owned Real Property.

(b) Section 2.14(b) of the Company Disclosure Schedule identifies all of the real estate leases, subleases, licenses and other Contracts granting the right to use or occupy real property to which the Company or any of its Subsidiaries is a party (the “Leases”). With respect to each such Lease, (i) there exists no material default or condition, or any state of facts or event which with the passage of time or giving of notice would constitute a material default, in the performance by the Company and its Subsidiaries of their respective obligations under any of the Leases or, to the Knowledge of Seller, by any other party to any of the Leases; (ii) none of the Company or any of its Affiliates has received, since January 1, 2008, any written or, to the Knowledge of Seller, oral communication from the landlord or lessor under any of the Leases claiming that the Company or any of its Subsidiaries is in material breach of its obligations under the respective Leases; (iii) all construction and other allowances to be paid by the landlord to the tenant under each Lease has been, or is reasonably expected to be, paid in full, and (iv) all buildings and all fixtures, equipment and other real or tangible property and assets held under leases or subleases by the Company or its applicable Subsidiary are in all material respects held under valid leases or subleases, free and clear of all Liens (other than any Permitted Liens). Each of the Company and its Subsidiaries is in sole possession of the Leased Premises and none of the Company or any of its Subsidiaries has assigned, sublet, mortgaged or otherwise conveyed all or any portion of its respective interest in any of the Leases or Leased Premises; and, with respect to the sublease(s) set forth on Section 2.14(b) of the Company Disclosure Schedule, (A) there exists no material default or condition, or any state of facts or event which with the passage of time or giving of notice would constitute a material default, in the performance by the Company and its Subsidiaries of their respective obligations under any of such sublease(s) or, to the Knowledge of Seller, by any subtenant thereunder; and (B) none of the Company or any of its Affiliates has received, since January 1, 2008, any written or, to the Knowledge of Seller, oral communication from any subtenant under any of such sublease(s) claiming that the Company or any of its Subsidiaries is in material breach of its obligations with respect to such sublease(s). Seller has made available to Buyer complete and correct copies of each Lease.

(c) Section 2.14(c) of the Company Disclosure Schedule identifies all environmental audits or assessments relating to any Owned Real Property or Leased Premises which, to the Knowledge of Seller, is in the possession of or under the control of the Company or any of its Affiliates. Seller has made available to Buyer a complete and correct copy of each of such environmental audits or assessments.

(d) The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property currently owned or leased by each of the Company and its Subsidiaries are structurally sound, are in all material respects in good operating condition and repair, and are adequate in all material respects for the uses to which they are being put, and none of such buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The Company and its Subsidiaries have good and marketable title to all of its personal property, free and clear of all Liens except Permitted Liens.

(e) Except with respect to Intellectual Property, which is the subject of the representations and warranties set forth in Section 2.13, the assets currently owned, leased or licensed by the Company and its Subsidiaries together with the assets owned by Seller and its Affiliates (other than the Company and its Subsidiaries) which support the services to be provided to the Company and its Subsidiaries pursuant to the Transition Services Agreement comprise all of the rights, property and assets required for the current conduct of the GIS Business.

Section 2.15 Intercompany Arrangements.

(a) Section 2.15(a) of the Company Disclosure Schedule identifies all agreements or material arrangements between the Company or any Subsidiary of the Company, on the one hand, and Seller or any of its Affiliates (other than the Company and its Subsidiaries), on the other hand.

(b) Neither Seller nor any of its Affiliates (other than the Company and its Subsidiaries) owns, leases or licenses any material property or asset used in the conduct of the business of Company and its Subsidiaries except in connection with the provision of services under the agreements or arrangements identified on Section 2.15(a) of the Company Disclosure Schedule.

Section 2.16 Filing Documents. None of the information regarding the Company or any of its Affiliates supplied or to be supplied by or on behalf of the Company or the Seller on or prior to the Closing Date for inclusion in any documents to be filed with any Governmental Authority in connection with the transactions contemplated by this Agreement will, at the respective times such documents are filed with any Governmental Authority, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 2.17 Absence of Certain Changes. Since November 30, 2009, the Company and its Subsidiaries have conducted the GIS Business in the Ordinary Course of Business, and there has not been, with respect to the Company or any of its Subsidiaries, any:

(a) event, occurrence or development that has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

(b) material damage, destruction or loss (whether or not covered by insurance) to its property; or

(c) action or omission prior to the date of this Agreement that, if taken after the date of this Agreement and on or prior to the Closing Date, would violate Section 4.1(b) hereof.

Section 2.18 Books and Records; Standards.

(a) The Books and Records are true, accurate and complete in all material respects. The Books and Records have been kept in all material respects in compliance with the customary practice of the Company and its Subsidiaries and Applicable Law.

(b) The Company and its Subsidiaries maintain a system of internal accounting controls, policies and procedures sufficient to make it reasonable to expect that (i) transactions are executed in accordance with its management’s general or specific authorizations; (ii) transactions are recorded in conformity with any applicable accounting principles and in such a manner as to permit preparation of financial statements in accordance with any applicable accounting principles and any other criteria applicable to such statements and to maintain accountability for assets; (iii) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences; and (iv) the Books and Records include such transactions.

(c) To the extent permitted under Applicable Law, Seller has made available to Buyer prior to the date hereof true, accurate and complete copies of all internal and external audit control recommendations and exception items relating to the Company and its Subsidiaries made on or after January 1, 2008, and the responses of such Persons thereto.

(d) At the Closing, all of the Books and Records will be in the possession of the Company and its Subsidiaries.

Section 2.19 Principal Clients; Client Contracts.

(a) Section 2.19(a) of the Company Disclosure Schedule lists, as of the date of the Unaudited Company Balance Sheet, each Client which is one of the 25 largest Clients of the Company and its Subsidiaries or one of the five (5) largest Clients of a GIS Line of Business, in either case in terms of revenues derived (including net interest income) for the 11 month period ended the date of the Unaudited Company Balance Sheet (the “Principal Clients”). Section 2.19(a) of the Company Disclosure Schedule lists, for each Principal Client:

(i) the Principal Client’s name;

(ii) each Contract between the Company or a Subsidiary, on the one hand, and such Principal Client, on the other hand, having as its subject matter a GIS Line of Business with respect to which such Principal Client is one of the five (5) largest Clients of such GIS Line of Business (the “Principal Client Contract(s)”);

(iii) the revenues (including net interest income) derived in respect of such Principal Client by the GIS Business for which such Principal Client is one of the five (5) largest Clients during such period broken down by GIS Line of Business;

(iv) to the Knowledge of Seller, any outstanding material written complaint involving the provision of services by the Company or any of its Subsidiaries to such Principal Client; and

(v) the identity of the sponsor of any Principal Client that is a registered mutual fund, hedge fund or other collective investment vehicle.

(b) Except as set forth herein and in the Principal Client Contracts delivered to Buyer hereunder, there have not been any material modifications (oral or written) of the terms of any Principal Client Contract including fee schedules related thereto.

(c) No Principal Client Contract contains any provision to cap, rebate, or reduce fees or expenses (other than to the extent expressly set forth in a fee schedule to such Principal Client Contract) or to reimburse any such fees of, or to reduce or rebate a performance allocation, or to provide any preferential or “most favored client” treatment to, any Client. None of the Company or any of its Subsidiaries has received as of the date hereof any written notice that (A) any party to a Principal Client Contract intends to cancel or terminate such Principal Client Contract, or (B) any party to a Principal Client Contract intends to issue an RFP or otherwise solicit bids for the provision of services provided under any such Principal Client Contract.

(d) The Company or its relevant Subsidiary is eligible and qualified to act under each Client Contract and is not prohibited under Applicable Law from performing its duties and obligations under any Client Contract.

Section 2.20 Environmental Matters. Except for matters that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (a) None of the facilities or the operations thereof of the Company or any of its Subsidiaries violates any Environmental Law and no condition or event has occurred which, with notice or passage of time or both would constitute a violation of an Environmental Law; (b) each of the Company and its Subsidiaries is in possession of all Permits required under applicable Environmental Law for the conduct of its operations, and each of the Company and its Subsidiaries is in compliance with such Permits; (c) none of the Company or any of its Subsidiaries has stored or used any Hazardous Materials on or at any of its facilities except for inventories of chemicals which are used in the Ordinary Course of Business; (d) none of the Company or any of its Subsidiaries has received, since January 1, 2008, any notice from any Person (including any Governmental Authority) that the facilities or the operations thereof of the Company and its Subsidiaries is in violation of any Environmental Law or that it is responsible (or potentially responsible) for the cleanup of any Hazardous Materials at, on or beneath the property of the Company or such Subsidiary, or at, on or beneath any land adjacent thereto or in connection with any waste or contamination site; (e) none of the Company or any of its Subsidiaries is the subject of any Proceedings involving potential liability with respect to violations of Environmental Law; (f) none of the Company or any of its Subsidiaries has buried, dumped, disposed, spilled or released, or arranged for another Person to do so, any Hazardous Materials in violation of Environmental Law; (g) to the Knowledge of Seller, there are no underground storage tanks beneath any of the Owned Real Property or Leased Premises; (h) to the Knowledge of Seller, no Owned Real Property or Leased Premises contains asbestos, asbestos-containing materials, PCBs or urea foam insulation; (i) no environmental remediation, clean up, or abatement with respect to Hazardous Materials is currently taking place, or, to the Knowledge of Seller, has taken place, at any of the Owned Real Property or Leased Premises; and (j) the Company and each of its Subsidiaries has timely filed, since January 1, 2008, all reports required to be filed under applicable Environmental Law with respect to its property.

Section 2.21 Confidentiality Regarding the Business. The Company and its Subsidiaries have taken reasonable steps to preserve the confidential nature of material confidential information with respect to the GIS Business.

Section 2.22 No Convictions, Sanctions or Other Violations. None of the Company and its Subsidiaries nor, to the Knowledge of Seller, any “person associated with an investment adviser” (as defined in the Advisers Act) is ineligible pursuant to Section 203 of the Advisers Act to serve as an investment adviser or as a person associated with an investment adviser, or pursuant to Rule 206(4)-3 under the Advisers Act to serve as a solicitor, and has not been the subject of any legal or disciplinary event that must be disclosed to Clients pursuant to Rule 206(4)-4 promulgated under the Advisers Act. None of the Company and its Subsidiaries is precluded from acting as a fiduciary by operation of Section 411 of ERISA and Seller has no Knowledge of any basis for the Company or any of its Subsidiaries or any of their respective Representatives becoming subject to disqualification from serving in any capacity described in Section 411(a) of ERISA by virtue of Section 411 of ERISA. None of the Company and its Subsidiaries nor any “person associated with the adviser” as contemplated above is otherwise ineligible under any other Applicable Law from providing services with respect to the GIS Business. There is no Proceeding pending or, to the Knowledge of Seller, threatened, that could reasonably be expected to result in the Company or any of its Subsidiaries or, to the Knowledge of Seller, any Affiliate of the Company or any of its Subsidiaries (or any “person associated with an investment adviser” as contemplated above) becoming ineligible to serve in such positions or capacity or requiring disclosure to Clients of the GIS Business, or, as applicable, shareholders or interest holders of such Clients.

Section 2.23 Officer and Director Positions. No employee of the Company or any of its Affiliates acts as a director, officer or employee of any Client.

Section 2.24 No Improper Gifts or Benefits. None of the Company or any of its Subsidiaries has, directly or indirectly, given or agreed to give (or authorized any Representative to give or agree to give), and, to the Knowledge of Seller, no Representative of the Company or any of its Subsidiaries has given or agreed to give, any gift or similar benefit to any Client, Governmental Authority or other Person who is or may be in a position to help or hinder the GIS Business which (a) violated, or was for the purposes of concealing a violation of, Applicable Law, or (b) subjected or could reasonably be expected to subject the Company or any such Subsidiary or Representative to any disqualification, damage, penalty or other liability in any Proceeding.

Section 2.25 Limitations on Representations and Warranties. Except for the representations and warranties of Seller specifically set forth in the Transaction Documents, neither Seller nor any of its Affiliates or Representatives, nor any other Person, makes or shall be deemed to make any representation or warranty to Buyer, express or implied, at law or in equity, with respect to the transactions contemplated by this Agreement, and Seller hereby disclaims any such representation or warranty whether by Seller or any of its Affiliates or Representatives or any other Person.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF BUYER

Except as set forth in the correspondingly numbered section of the Buyer Disclosure Schedule (provided that disclosure in any section of such Buyer Disclosure Schedule shall apply to any other section to the extent that it is reasonably apparent on the face of such disclosure that such disclosure is relevant to such other section of this Agreement), Buyer hereby represents and warrants to Seller as follows:

Section 3.1 Organization and Related Matters. Buyer is a corporation duly organized, validly existing and in good standing under the laws of Delaware. Buyer has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not reasonably be expected to have a Buyer Material Adverse Effect.

Section 3.2 Authority; No Violation.

(a) Buyer has all requisite corporate power and authority to execute and deliver this Agreement and the other Transaction Documents and to consummate or cause to be consummated the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly and validly approved by the Board of Directors of Buyer. No other corporate proceedings (including any approvals of Buyer’s stockholders) on the part of Buyer are necessary to approve this Agreement and the other Transaction Documents and to consummate or cause to be consummated the transactions contemplated hereby and thereby. This Agreement has been duly and validly executed and delivered by Buyer and assuming due authorization, execution and delivery by Seller, this Agreement constitutes, and, when executed and delivered by Buyer in accordance with this Agreement and assuming the due authorization, execution and delivery thereof by Seller, the other Transaction Documents will constitute, the valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms, except as such enforcement may be limited by (i) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium or other laws affecting or relating to the rights of creditors generally, or (ii) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(b) Neither the execution and delivery of this Agreement or any of the other Transaction Documents by Buyer, nor the consummation by Buyer of the transactions contemplated hereby or thereby, nor compliance by Buyer with any of the terms or provisions hereof or thereof, will (i) violate any provision of the certificate of incorporation or bylaws of Buyer or (ii) assuming that the consents, waivers, approvals and notices referred to in Section 3.3 are duly obtained or given, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Buyer or any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under or in any payment conditioned, in whole or in part, on consummation of the transactions contemplated hereby, accelerate the performance required by or rights or obligations under, or result in the creation of any Lien upon any of the respective properties or assets of Buyer or any of its Subsidiaries under, any of the terms, conditions or provisions of any Contract to which Buyer or any of its Subsidiaries is a party, or by which they or any of their respective properties, assets or business activities may be bound, except (in the case of clause (ii)(y) above) for such violations, conflicts, breaches, defaults or the loss of benefits which, either individually or in the aggregate, would not reasonably be expected to result in a Buyer Material Adverse Effect.

Section 3.3 Consents and Approvals. Except for (a) such consents, waivers, approvals and notices as are set forth in Section 3.3 of the Buyer Disclosure Schedule, (b) compliance with any applicable requirements under the HSR Act, (c) filings and exemptions required to be made with or obtained from the FINRA, and (d) such consents, waivers, approvals and notices that may be required solely by reason of the participation of Seller, Intermediate Holdco, the Company or any Subsidiary of the Company (as opposed to any other third party) in the transactions contemplated hereby, Buyer is not required to obtain any material consents, waivers or approvals of, give notices to, or make any material filings, declarations or registrations with any Governmental Authority or any other Person in connection with (i) the execution and delivery by Buyer of this Agreement or any of the other Transaction Documents or (ii) the consummation by Buyer of the transactions contemplated hereby and thereby.

Section 3.4 Legal Proceedings. There are no Proceedings that are pending or, to the Knowledge of Buyer, threatened against or relating to Buyer or any of its Subsidiaries or their respective properties, assets or businesses that could reasonably be expected, individually or in the aggregate, to have a Buyer Material Adverse Effect. There is no injunction, order, judgment, decree, or regulatory restriction imposed upon Buyer or any of its Subsidiaries or any of their respective properties, assets or business that would reasonably be expected, individually or in the aggregate, to have a Buyer Material Adverse Effect.

Section 3.5 No Broker. Except for The Goldman Sachs Group, Inc., no Person has acted, directly or indirectly, as a broker, finder or financial advisor for Buyer or its Subsidiaries in connection with the transactions contemplated by this Agreement, other than any broker, finder or financial advisor the fees and expenses of which are due only from Buyer.

Section 3.6 Filing Documents. None of the information regarding Buyer or any of its Subsidiaries supplied or to be supplied by or on behalf of Buyer on or prior to the Closing Date for inclusion in any documents to be filed with any Governmental Authority in connection with the transactions contemplated hereby will, at the respective times such documents are filed with any Governmental Authority, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 3.7 Financial Wherewithal. Buyer will have as of the Closing sufficient cash available to pay the Purchase Price to Seller on the terms and conditions contained herein, and there will be no restriction on the use of such cash for such purpose. As of the date of this Agreement, Buyer has no reason to believe that it will be unable to obtain any funds required to consummate the transactions contemplated hereby.

Section 3.8 Compliance with Applicable Law. Each of the Buyer and its Subsidiaries is in compliance with all applicable laws, regulations, orders, judgments and decrees, except for such failures to comply that would not reasonable be expected to have a Buyer Material Adverse Effect. Buyer and its Subsidiaries hold, own or possess all Permits necessary for the lawful ownership, operation and use of the properties and assets and the conduct of the businesses of Buyer and its Subsidiaries as currently conducted, except for such Permits which the failure to hold, own or possess would not reasonably be expected to have a Buyer Material Adverse Effect. Buyer and its Subsidiaries are in compliance with their respective obligations under such Permits, with such exceptions as would not reasonably be expected to have a Buyer Material Adverse Effect. Except for matters that would not reasonably be expected to have a Buyer Material Adverse Effect, to the knowledge of Buyer, since January 1, 2008, none of such Permits has been challenged or revoked and no statement of intention to challenge, revoke or fail to renew any such Permit has been received in writing by Buyer or any Subsidiary.

Section 3.9 Agreements with Regulatory Agencies. Neither Buyer nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive that would, individually or in the aggregate, have a Buyer Material Adverse Effect.

Section 3.10 Securities Law Exemption. Buyer’s acquisition of the Company Common Stock is exempt from registration under Securities Laws.

Section 3.11 Limitations on Representations and Warranties. Except for the representations and warranties of Buyer specifically set forth in the Transaction Documents, neither Buyer nor any of its Affiliates or Representatives, nor any other Person, makes or shall be deemed to make any representation or warranty to Seller, express or implied, at law or in equity, with respect to the transactions contemplated by this Agreement, and Buyer hereby disclaims any such representation or warranty whether by Buyer or any of its Affiliates or Representatives or any other Person.

ARTICLE IV

COVENANTS

Section 4.1 Conduct of Business by the Company.

(a) During the period from the date of this Agreement and continuing through the Closing Date, except as expressly required by this Agreement, or as set forth in Section 4.1 of the Company Disclosure Schedule, or with the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), Seller shall cause the Company and each of its Subsidiaries to, (i) carry on its business in the Ordinary Course of Business; (ii) comply with Applicable Law and (iii) use commercially reasonable efforts to (A) preserve its present business organization and relationships; (B) to keep available the present services of its employees; and (C) preserve intact its business, operations, assets, rights, franchises, goodwill and relations with Clients and others with whom it conducts business.

(b) Without limiting the generality of the foregoing, except as required by this Agreement or as set forth in Section 4.1(b) of the Company Disclosure Schedule or consented to in writing by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall not, and Seller shall cause the Company and its Subsidiaries to not, directly or indirectly:

(i) (A) amend or agree to amend its certificates of incorporation (except pursuant to Section 4.14) or bylaws provided that, effective immediately prior to the Closing, Seller, the Company and the Company’s Subsidiaries may take such actions as may be necessary to amend any certificate of incorporation or bylaws of the Company or any of its Subsidiaries such that none of the names of the Company or any of its Subsidiaries contains “PNC” or any other words or mark that is the property of Seller or any of Seller’s Subsidiaries not being directly or indirectly transferred to Buyer hereunder, (B) merge with or into or consolidate with, or agree to merge with or into or consolidate with, any other Person, (C) adjust, split, combine or reclassify any capital stock, (D) grant any stock appreciation rights or grant to any individual, corporation or other entity any right to acquire any shares of its capital stock, (E) issue any additional shares of capital stock (except pursuant to Section 4.14), or (F) enter into any agreement, understanding or arrangement with respect to the sale or voting of its capital stock;

(ii) except pursuant to Section 4.2(b) of this Agreement and to Section 4.2(c) of the Company Disclosure Schedule, declare or pay any dividends or distributions on or in respect of any of its capital stock or redeem, purchase or acquire any of its capital stock other than (i) payments of dividends in the Ordinary Course of Business in an aggregate amount not exceeding the net income of the Company and its Subsidiaries for the period from November 30, 2009 to the date of such dividend, determined in accordance with GAAP and (ii) payments of any dividends or distributions to the Company or any of its Subsidiaries by one of the Company’s Subsidiaries;

(iii) make any capital expenditures in excess of $1,000,000 for an individual or group of related expenditures for a single project;

(iv) make any material change in such Person’s cash management practices and its policies, practices and procedures with respect to collection of Accounts Receivable, establishment of reserves for uncollectible accounts, accrual of Accounts Receivable, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(v) transfer, assign, sell or otherwise dispose of any of the assets shown or reflected in the Unaudited Company Balance Sheet or cancel any debts or entitlements, in each case other than in the Ordinary Course of Business;

(vi) enter into a new line of business or abandon or discontinue any existing line of business;

(vii) adopt any plan of liquidation or dissolution or file a petition in bankruptcy under any provisions of applicable bankruptcy law or consent to the filing of any bankruptcy petition against it under any similar law;

(viii) incur any long-term Indebtedness, or incur any other Indebtedness for borrowed money, or guarantee the Indebtedness of other Persons;

(ix) sell, transfer, lease, offer to sell, abandon or make any other disposition of any of its assets except in the Ordinary Course of Business, or grant or suffer to exist, or agree to grant or suffer to exist, any Liens on any of its properties or assets (other than any Permitted Lien);

(x) incur, assume or guarantee, or agree to incur, assume or guarantee, any material liability or obligation (whether or not currently due and payable) relating to its business or any of its assets except in the Ordinary Course of Business;

(xi) create, renew, amend, terminate or cancel, any Contract, other than in the Ordinary Course of Business; provided that neither the Company nor any of its Subsidiaries shall enter into any Contract that (A) includes any express non-competition, non-solicitation or exclusive dealing agreement, or any other agreement or obligation which purports to limit or restrict in any respect the ability of the Company or any of its Subsidiaries to solicit customers or the manner in which, or the localities in which, all or any portion of the business of the Company or any of its Subsidiaries is or would be conducted or (B) (I) if, entered into on or prior to January 1, 2009, would have been reasonably expected to be required to be disclosed on Section 2.19(a) of the Company Disclosure Schedule and (II) is on terms that deviate materially and adversely from those applicable to existing Clients of similar size and for services of similar nature and scope;

(xii) enter into, or agree to enter into, any Contract or any financial transaction with Seller or any of its Affiliates (other than the Company and its

Subsidiaries) or any of the officers, directors or employees of Seller and its Affiliates (other than the Company and its Subsidiaries) other than, in the case of Seller, short term arrangements terminable at will and entered into in the Ordinary Course of Business or as otherwise contemplated by this Agreement;

(xiii) (A) enter into, amend in any material respect, or terminate or renew any Company Plan (including any employment agreement) or any arrangement that would be a Company Plan if in effect as of the date hereof; (B) grant to any Company Employee any salary or wage increase or increase in severance or termination pay or material increase in any employee benefit; (C) make any loan to, or enter into any other Contract with any employee other than in the Ordinary Course of Business; or (D) hire any Company Employee (other than employees for non-senior management positions having an annual salary below $150,000 who are hired in the Ordinary Course of Business, but in any event not beyond a level which would increase the number of non-senior management employees having an annual salary below $150,000 above 105% of the level thereof in place on November 30, 2009) or terminate any employee (other than non-senior management employees having an annual salary below $150,000 who are terminated in the Ordinary Course of Business), except, in the case of clauses (A) through (D), to the extent applicable, (w) under or pursuant to the terms of a Plan as in effect from time to time, (x) reasonable and customary increases in base salary and payment of annual bonuses, in each case, in the Ordinary Course of Business, (y) changes that are required by Applicable Law (including Section 409A of the Code) and (z) pursuant to an action that applies uniformly to Company Employees and to similarly situated other employees of Seller and its Affiliates;

(xiv) accelerate the billing or other realizations of fees payable by Clients to the Company or delay the payment of liabilities beyond the Ordinary Course of Business;

(xv) purchase, or enter into any lease of, real property, except any renewals of existing leases (other than a lease with Seller or its Affiliates extending beyond the Closing) in the Ordinary Course of Business and where the relevant period during which the Company or such Subsidiary has the right to renew such lease falls entirely prior to the Closing Date;

(xvi) acquire any business or Person, by merger or consolidation, purchase of substantial assets or equity interests, or by any other manner, in a single transaction or a series of related transactions, or make any investment in any such business or Person (other than a Subsidiary or a business thereof);

(xvii) enter into any new Contract (other than a Client Contract) involving annual payments to the counterparty in excess of $500,000;

(xviii) transfer, assign or grant any license or sublicense of any material rights under or with respect to any Company Intellectual Property other than pursuant to Client Contracts in the Ordinary Course of Business;

(xix) settle or compromise any material Proceeding;

(xx) make any material change in any method of financial accounting or financial accounting practice, except as required by GAAP;

(xxi) make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of materially increasing the Tax liability or materially reducing any Tax asset of Buyer in respect of any Post-Closing Period; or

(xxii) authorize, resolve, commit or agree (by Contract or otherwise) to do any of the foregoing.

Section 4.2 Additional Financial Statements; Transfer of Subsidiary Groups; Other Pre-Closing Transfers.

(a) Seller shall prepare in accordance with GAAP and furnish to Buyer on or before May 31, 2010 the audited consolidated balance sheets of the Company and its Subsidiaries as of December 31, 2009, and the related audited consolidated statements of income, consolidated statements of stockholder’s equity and consolidated statements of cash flows of the Company and its Subsidiaries for the fiscal year ended December 31, 2009.

(b) Prior to the Closing, Seller shall, at the request of Buyer, cause PNC Global Investments Servicing (US) Inc. (“GISUS”) and PFPC Trust Company (“Trust Company”) to distribute the stock, limited partnership interests or membership interests, as applicable, of PFPC Distributors Inc., Albridge Solutions, Coates Analytics LP and Coates Holding LLC (the “Section 4.2(b) Companies”) to the Company in order that at the Closing Date, the Section 4.2(b) Companies and their Subsidiaries shall not be Subsidiaries of Trust Company; provided, however, that in that event, Seller and Buyer shall, and shall cause their respective Affiliates to, treat the distributions of the stock, limited partnership interests or membership interests, as applicable, of the Section 4.2(b) Companies to the Company as having occurred in the deemed liquidation of GISUS and Trust Company resulting from the Section 338(h)(10) election.

(c) Seller shall, or shall cause the Company and its Subsidiaries to, transfer or assume the assets, contracts and liabilities set forth in Section 4.2(c) of the Company Disclosure Schedule at or before the Closing Date.

Section 4.3 Review of Business.

Between the date of this Agreement and the Closing, Seller shall cause the Company to provide such access to Buyer and its Representatives to all information and data relating to the Company and its Subsidiaries, including the Books and Records of the Company and its Subsidiaries, and such other information, Contracts, documents and properties of or relating to the Company, its Subsidiaries or any of their employees, consultants, operations or personnel as is reasonably requested in connection with this Agreement and the transactions contemplated in connection herewith, subject to compliance with Applicable Law. Such review shall occur only during normal business hours upon reasonable advance notice by Buyer to Seller and the Company and shall be conducted in a manner that does not unreasonably interfere with the operations of the Company or its Subsidiaries. Subject to the preceding sentence, Seller shall cause the Company to permit Buyer and its Representatives reasonable access to the facilities, employees and consultants of the Company and its Subsidiaries. Notwithstanding the foregoing, neither the Company, Seller nor Intermediate Holdco shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of it or its Affiliates or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement; the parties shall make appropriate substitute disclosure arrangements under circumstances in which the preceding restrictions apply. No investigation pursuant to this Section 4.3 shall alter: any representation or warranty given hereunder by Seller; any of the Company Disclosure Schedules; the conditions to Closing in Article V; the indemnity provisions of Articles VII and VIII; or any covenant or other agreement contained herein. Following the Closing, Buyer shall cause the Company to provide to Seller and Intermediate Holdco, and Seller shall, and shall cause Intermediate Holdco and each of Seller’s other Affiliates to, provide to Buyer and the Company, information and data in each such Person’s possession relating to the Company and its Subsidiaries to the extent reasonably necessary to enable Seller, Intermediate Holdco or their respective Affiliates, on the one hand, and Buyer, the Company or their respective Affiliates, on the other hand, to respond to any claim or objection made by Buyer or Seller hereunder, to prepare and audit their respective financial statements and Tax Returns, and to secure any information which they may require in connection with the audit of any Tax Return, or in connection with the defense of any litigation to which they are a party or any inquiry or proceeding by a Governmental Authority; provided, however, that to the extent permitted by Applicable Law, Seller and Intermediate Holdco shall be permitted, following the Closing, to retain copies of all information and data, including any records of the Company, reasonably related to any Company Employee or any former employee of the Company. Buyer and Seller shall cause all such information to be preserved after the Closing Date for the same period of time that such party and its Affiliates preserve such information in accordance with their respective record retention policies and Applicable Law. In addition, if reasonably requested by the other party from time to time after the Closing, Buyer will provide Seller with access to the facilities and employees of the Company and Seller will provide Buyer with access to the facilities and employees of Seller (for the purposes st forth above), to the same extent provided by Seller to Buyer prior to the Closing pursuant to the provisions of the first sentence of this paragraph. At the request of either party, the parties shall negotiate in good faith the terms of a mutually satisfactory records retention and services agreement consistent with the foregoing provisions.

Section 4.4 Confidentiality and Announcements.

(a) The parties agree to be bound by and comply with the provisions set forth in the Confidentiality Agreement, the provisions of which are hereby incorporated herein by reference and further agree that the Confidentiality Agreement shall terminate upon the Closing (other than with respect to any non-public information relating to Seller or its Subsidiaries other than the Company and its Subsidiaries). In addition, without limiting the foregoing, from the date hereof through the Closing, Buyer shall keep confidential and not use for its benefit or for the benefit of any other Person (other than the Company and its Subsidiaries), any and all non-public information relating to the Company and its Subsidiaries, including the identity of and the mandates of Clients; provided, however, that no such Person shall be liable hereunder with respect to any disclosure to the extent such disclosure is pursuant to legal process (including pursuant to the assertion of such party’s rights under this Agreement) (by interrogatories, subpoena, civil investigative demand or similar process) or regulatory process or request, provided that in the event of any disclosure pursuant to legal process such Person exercises its commercially reasonable efforts to preserve the confidentiality of the non-public information disclosed, including by cooperating with Seller to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the non-public information required to be disclosed.

(b) From and after the date of this Agreement, Seller shall keep confidential non-public information in its possession relating to the Company and its Subsidiaries, including the identity of and the mandates of Clients; provided, however, that Seller shall not be liable hereunder with respect to any disclosure to the extent such disclosure is pursuant to legal process (including pursuant to the assertion of Seller’s rights under this Agreement) (by interrogatories, subpoena, civil investigative demand or similar process), regulatory process or request, or to the extent such disclosure is reasonably necessary for purposes of compliance by Seller or its Affiliates with tax or regulatory reporting requirements, provided that in the event of any disclosure pursuant to legal process Seller exercises its commercially reasonable efforts to preserve the confidentiality of the non-public information disclosed, including by cooperating with Buyer to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the non-public information required to be disclosed; provided, further, however, that information relating to Seller and its Affiliates (other than the Company and its Subsidiaries) or any of their respective clients and customers shall not be deemed non-public information relating to the Company and/or its Subsidiaries for purposes of the foregoing restrictions.

(c) From and after the Closing, Buyer shall keep confidential non-public information in its possession (other than information which was or becomes available to Buyer on a non-confidential basis from a source other than Seller or any of its Affiliates or Representatives) relating to the Seller and its Affiliates other than the Company and its Subsidiaries; provided, however that Buyer shall not be liable hereunder with respect to any disclosure to the extent such disclosure is pursuant to legal process (including pursuant to the assertion of Buyer’s rights under this Agreement) (by interrogatories, subpoena, civil investigative demand or similar process) or regulatory process or request, provided that in the event of any disclosure pursuant to legal process Buyer exercises its commercially reasonable efforts to preserve the confidentiality of the non-public information disclosed, including by cooperating with Seller to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the non-public information required to be disclosed.

(d) Subject to Sections 4.4(a), (b) and (c), prior to the Closing, Seller and Buyer shall consult with each other as to the form, substance and timing of any press release or other public disclosure related to this Agreement or the transactions contemplated hereby, and no such press release or other public disclosure shall be made without the consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that either party may make such disclosure to the extent required by Applicable Law, based on advice of counsel, after making reasonable efforts under the circumstances to consult with the other prior to such disclosure.

Section 4.5 Regulatory Matters; Third Party Consents; Conduct of Business by Buyer.

(a) Subject to the terms and conditions of this Agreement, each party hereto will use its commercially reasonable best efforts to promptly take, or cause to be taken, all actions, and do, or cause to be done, all things necessary, proper or advisable under this Agreement and Applicable Laws to consummate the Stock Purchase as soon as practicable after the date hereof, including (i) preparing as promptly as practicable all necessary applications, notices, petitions, filings, ruling requests, and other documents and to obtain as promptly as practicable all consents, waivers, licenses, orders, registrations, approvals, permits, rulings, authorizations and clearances necessary or advisable to be obtained from any third party and/or any Governmental Authority in order to consummate the Stock Purchase (collectively, the “Required Approvals”) and (ii) as promptly as practicable taking all steps as may be necessary to obtain all such Required Approvals. In furtherance and not in limitation of the foregoing, each party hereto agrees to (A) make an appropriate and complete filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby within fifteen (15) Business Days of the date of this Agreement, (B) make other required filings pursuant to other Applicable Law with respect to the transactions contemplated hereby as promptly as practicable, and (C) not extend any waiting period under the HSR Act or enter into any agreement with the FTC or the DOJ or any other Governmental Authority not to consummate the transactions contemplated by this Agreement, except with the prior written consent of the other party hereto (which shall not be unreasonably withheld, conditioned or delayed); provided that without limiting any other obligation under this Agreement, a party, following good faith consultation with the other party hereto, may extend the waiting period for a reasonable period, but in any case not beyond August 1, 2010. Each party shall supply as promptly as practicable any additional information or documentation that may be requested pursuant to the HSR Act or any other Applicable Law and use its commercially reasonable best efforts to take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under the HSR Act and any other Applicable Law as soon as possible.

(b) Each of Buyer, on the one hand, and Seller and the Company, on the other hand, shall, in connection with the actions referenced in Section 4.5(a) to obtain all Required Approvals for the transactions contemplated by this Agreement under the HSR Act or any other Applicable Law, (i) cooperate in all respects with each other in connection with any communication, filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party; (ii) keep the other party and/or its counsel informed of any communication received by such party from, or given by such party to, the FTC, the DOJ or any other U.S. or other Governmental Authority and of any communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby; and (iii) permit the other party and/or its counsel to review in advance any submission, filing or communication (and documents submitted therewith) intended to be given by it to, and consult with each other in advance of any meeting or conference with, the FTC, the DOJ or any other Governmental Authority or, in connection with any proceeding by a private party, with any other person, and to the extent permitted by the FTC, the DOJ or such other Governmental Authority or other person, give the other party and/or its counsel the opportunity to attend and participate in such meetings and conferences. Buyer and Seller may, as each deems advisable and necessary, reasonably designate any competitively sensitive material to be provided to the other under this Section 4.5(b) as “Antitrust Counsel Only Material.” Such materials and the information contained therein shall be given only to the outside antitrust counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express permission is obtained in advance from the source of the materials (Buyer, Seller, or the Company, as the case may be) or its legal counsel.

(c) In furtherance and not in limitation of the covenants of the parties contained in Sections 4.5(a) and 4.5(b), each of Buyer, Seller and the Company shall use its commercially reasonable best efforts to (i) avoid the entry of, or to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that would restrain, prevent or delay the Closing on or before the Termination Date, including defending through litigation on the merits any claim asserted in any court with respect to the transactions contemplated by this Agreement by the FTC, the DOJ or any other applicable Governmental Authority or any private party; and (ii) avoid or eliminate each and every impediment under any Applicable Law so as to enable the Closing to occur as soon as possible (and in any event no later than the Termination Date), including (x) proposing, negotiating, committing to and effecting, by consent decree, hold separate order, or otherwise, the sale, divestiture or disposition of such businesses, product lines or assets of Buyer, the Company and their respective Subsidiaries, (y) otherwise taking or committing to take actions that after the Closing would limit Buyer’s and/or its Subsidiaries’ freedom of action with respect to, or its or their ability to operate and/or retain, one or more of the businesses, product lines or assets of the Buyer, the Company and/or their respective Subsidiaries, and (z) agreeing to divest, sell, dispose of, hold separate, or otherwise take or commit to take any action that limits its freedom of action with respect to, or Buyer’s or Buyer’s Subsidiaries’ ability to operate or retain, any of the businesses, product lines or assets of Buyer, the Company or any of their respective Subsidiaries; provided, however, that any action contemplated by clauses (x), (y) and (z) is conditioned upon the consummation of the Stock Purchase and that nothing contained in this Agreement shall require Buyer to take any actions specified in this Section 4.5(c) that would reasonably be expected to have a material adverse effect (measured on a scale relative to the GIS Business, taken as a whole) on Buyer or the GIS Business.

(d) Seller and Buyer shall use commercially reasonable efforts to obtain or give, at Buyer’s sole expense, all Client, vendor, landlord, supplier and other consents, approvals or notices required for the GIS Business to continue to operate and to provide services to its existing Clients following the Closing in the same manner as, and under no less favorable terms than, before the Closing.

(e) Without limiting any other obligation under this Agreement, during the period from the date of this Agreement until the Closing Date, Buyer and its Subsidiaries shall not, directly or indirectly, acquire or agree or announce its intention to acquire by merger or consolidation, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets, where Buyer has been advised by a Governmental Authority that consummation of such acquisition would reasonably be expected to prevent the parties from obtaining any approval or authorization required under Regulatory Laws in connection with the transactions contemplated by this Agreement, or to prevent or materially delay or impede the consummation of the transactions contemplated herein.

(f) Each of the parties hereto shall cooperate reasonably and in good faith with each other to the extent necessary to enter into the Continuing Relationship Agreement, effective as of the Closing.

Section 4.6 Notification of Certain Matters. Each party to this Agreement shall give prompt notice to the other party hereto, to the extent known by such party, of (a) any event or existence of any condition that has caused or would reasonably be expected to cause any of its representations or warranties contained in this Agreement to be untrue or inaccurate in any material respect at any time after the date of this Agreement, (b) the occurrence of any matter or event that would reasonably be expected to have a Company Material Adverse Effect or a Buyer Material Adverse Effect, (c) any failure on its part to comply with or satisfy, in any material respect, any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, (d) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the consummation of the transactions contemplated hereby, and (e) any Proceeding pending or, to the applicable party’s Knowledge, threatened against the party relating to the transactions contemplated hereby; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement or be deemed to amend or supplement the Company Disclosure Schedule or the Buyer Disclosure Schedule, as the case may be; provided further that a breach of this Section 4.6 shall not be considered for purposes of determining the satisfaction of the closing conditions set forth in Article V or give rise to a right of termination under Article VI or a right to indemnification under Article VIII if the underlying breach or breaches with respect to which the other party failed to give notice would not result in the failure of the closing conditions set forth in Article V or would not result in the ability of such non-breaching party to terminate this Agreement or to obtain indemnification, as the case may be.

Section 4.7 Expenses. Each of Seller and Buyer shall bear its own costs and expenses incurred in connection with the negotiation and preparation of this Agreement and the consummation of the transactions contemplated hereby including any filing fees with respect to the HSR Act and compliance with other Regulatory Laws payable in connection with the transactions contemplated hereby; provided, however, that any fees and expenses incurred pursuant to Section 4.5(d) in connection with the obtaining of any third party consents shall be borne by Buyer.

Section 4.8 Further Assurances. Each party to this Agreement shall, at the request of the other, at any time and from time to time following the Closing Date, execute and deliver to the requesting party such further instruments as may be reasonably necessary or appropriate in order more effectively to confirm or carry out the provisions of this Agreement.

Section 4.9 Employee Benefits.

(a) From and after the Closing, the Company shall, except as set forth on Section 4.9(a) of the Company Disclosure Schedule, retain responsibility for, or to the extent applicable, shall assume, each Company Plan (including any related trust, insurance contract or other funding source or arrangement) and shall honor each Company Plan in accordance with its terms as in effect immediately before the Closing, provided that nothing herein shall limit the right of the Company or Buyer to amend or terminate such plans, arrangements and agreements in accordance with their terms. From and after the Closing: (i) Buyer and its Affiliates (including the Company and its Subsidiaries) shall be solely responsible for all liabilities under the Company Plans; and (ii) Seller shall be solely responsible for liabilities under the Seller Plans.

(b) Upon the Closing Date, without any action by a Company Employee, Seller or Buyer, each Company Employee other than a Company Employee in the United States on disability or military leave of absence as of the Closing Date (an “Inactive Employee”) shall continue to be an employee of the Company and its Subsidiaries; provided that nothing herein shall limit the right of the Company or Buyer to terminate the employment of any such Company Employee on or after the Closing Date. Each Inactive Employee shall be transferred to Seller and its Subsidiaries (other than the Company and its Subsidiaries) no later than immediately prior to the Closing. Each Inactive Employee who is available to return to active employment with the Company and its Subsidiaries prior to the 180-day anniversary of the Closing (or such later return date as shall be required under Applicable Law) shall be permitted so to return and shall be treated as continuing his/her employment with the Company and its Subsidiaries retroactive to the Closing Date. Subject in all cases to Applicable Law, Inactive Employees who do not return to such active employment by such 180-day anniversary (or applicable later date) shall not become Continuing Employees and shall remain employees of Seller. During the period from the Closing Date until December 31, 2010 (the “Benefit Continuation Period”), Buyer shall provide, or cause to be provided, compensation opportunities and employee benefits for the benefit of Company Employees who continue employment with the Company and its Subsidiaries after the Closing (“Continuing Employees”) which, in the aggregate, are substantially comparable in value to the compensation opportunities and generally available employee benefits (other than retiree medical) provided to the Continuing Employees by Seller, the Company and their respective Subsidiaries immediately prior to the Closing Date. Without limiting the foregoing, Buyer shall provide or cause to be provided to each Continuing Employee who is terminated without cause during the Benefit Continuation Period, subject to such Continuing Employee’s execution and non-revocation of a release acceptable to Buyer, cash severance pay (before Taxes) and welfare benefit continuation (other than retiree medical) in each case no less favorable than the value of the cash severance pay (before Taxes) that would have been paid and/or provided to such Continuing Employee under the cash severance pay formula (and any related notice period) and the welfare benefit continuation (other than retiree medical) provided under Seller’s Displacement Benefits Plan as in effect immediately prior to the Closing Date.

(c) For purposes of vesting, eligibility to participate and level of benefits under the employee benefit plans of Buyer and its Subsidiaries, providing benefits to any Continuing Employees after the Closing (the “New Plans”), each Continuing Employee shall be credited with his or her years of service with the Company and its predecessors before the

Closing, to the same extent as such Continuing Employee was entitled, before the Closing, to credit for such service under any similar Plan in which such Continuing Employee participated or was eligible to participate immediately prior to the Closing, provided that the foregoing shall not apply (i) with respect to any frozen or grandfathered plan, (ii) with respect to benefit accruals (including “compensation credits”) under any defined benefit or “cash balance” pension plan, or (iii) to the extent that its application would result in a duplication of benefits. In addition, and without limiting the generality of the foregoing, (A) each Continuing Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan is comparable to that under a Plan in which such Continuing Employee participated immediately before the Closing (such plans, collectively, the “Old Plans”), and (B) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Continuing Employee, Buyer shall cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents, unless such conditions would not have been waived under the comparable plans of the Company or its Subsidiaries in which such employee participated immediately prior to the Closing and Buyer shall cause any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(d) Effective as of the Closing, Seller and its Subsidiaries shall transfer sponsorship of the Business 401(k) Plan, together with all assets (including cash, cash equivalents or other mutually acceptable property) and liabilities (including loans) with respect to the account balances of each participant thereunder, to the Company or its Subsidiaries, and following the Closing Date, Buyer and its Subsidiaries (including the Company and its Subsidiaries) shall have sole responsibility for the Business 401(k) Plan, and Seller and its Subsidiaries (excluding the Company and its Subsidiaries) shall have no responsibility for or liability under the Business 401(k) Plan.

(e) Effective as of the Closing with respect to those Continuing Employees who, but for their failure to satisfy the age and service requirements, would be eligible to participate in Sellers Plans which provide medical and/or pharmaceutical benefits to retirees of Seller and its Subsidiaries (the “Seller’s Retiree Medical Plan”) as of the Closing Date (“Grandfathered Employees”), Seller will cause its Seller’s Retiree Medical Plan to be amended to the extent necessary or appropriate to: (i) maintain and continue to credit interest to the Post Retirement Medical Accounts (“PRMA”) established and/or maintained with respect to any Grandfathered Employee as of the day before the Closing Date; and (ii) create a PRMA with an initial $5,000 contribution (or such higher amount as may be provided to similarly situated active employees of Seller who initially become eligible for a PRMA) and thereafter credit it with interest for those Grandfathered Employees who subsequently satisfy the age and service conditions for the creation of a PRMA and receipt of an initial contribution under the terms of Seller’s Retiree Medical Plan if service with Seller and the Company before the Closing and service with Buyer and the Company after the Closing (“Combined Service”) is taken into account under Seller’s Retiree Medical Plan. Such Grandfathered Employees who later terminate employment with the Company on or after age 55 (or who would otherwise be treated as vested under the terms of the PRMA if they had so terminated from active employment with Seller and their Combined Service were credited under Seller’s Retiree Medical Plan) shall be permitted to elect coverage under Seller’s Retiree Medical Plan in accordance with its terms as then in effect; provided, however, that such Grandfathered Employees shall be permitted to use the amounts accumulated in their PRMA as hereinabove described to pay the then premiums for such Seller’s Retiree Medical Plan; which premiums shall not exceed those charged to similarly situated former employees of Seller electing such coverage following their retirement from active employment of Seller. For purposes of clarification and not limitation of Section 4.9(c), Continuing Employees shall be credited with their service with Seller and Company prior to the Closing Date for purposes of determining their eligibility for any Plans of Buyer and its Subsidiaries which provide medical and/or pharmaceutical benefits to retirees of Buyer and its Subsidiaries; provided that any such employee who ultimately receives benefits under Seller’s Retiree Medical Plan shall not receive retiree medical benefits under such Plans of Buyer and its Subsidiaries. Nothing herein shall be construed as a limitation on the ability of Seller to amend or terminate the Seller’s Retiree Medical Plan in accordance with its terms.

(f) Nothing in this Section 4.9, express or implied, shall be construed or interpreted to amend any employee benefit plan or to confer upon any individual, including any employee or former employee, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 4.10 Third Party Proposals. Seller shall not, nor shall it permit any of its Representatives to, directly or indirectly, solicit, encourage or facilitate inquiries or proposals, or enter into any agreement with respect to, or initiate or participate in any negotiations or discussions with any Person concerning, any acquisition or purchase of all or a substantial portion of the assets of or of any capital stock of or other ownership interest in the Company or any merger or business combination with the Company or any of its Subsidiaries, in each case other than in respect of the transactions contemplated hereby (each, an “Acquisition Proposal”), or furnish any information to any Person contacting them or making an inquiry with respect to a potential Acquisition Proposal. In addition, Seller shall use commercially reasonable efforts to enforce any and all confidentiality agreements obtained by Seller prior to the date hereof in connection with the potential sale of the GIS Business to any other party.

Section 4.11 Efforts of Parties to Close. During the period from the date of this Agreement continuing through the Closing, each party hereto agrees to use reasonable best efforts to fulfill or obtain the fulfillment of the conditions precedent to the consummation of the transactions contemplated by this Agreement as promptly as practicable, including the execution and delivery of any documents, certificates, instruments or other papers that are reasonably required for the consummation of such transactions. During the period from the date of this Agreement and continuing through the Closing, except as required by Applicable Law or with the prior written consent of the other party to this Agreement and subject to Section 4.5(c), no party to this Agreement shall take any action or fail to take any action within its reasonable control intended or reasonably expected to (x) result in any conditions to the Closing set forth in Article V not being satisfied, (y) result in a violation of any provision of this Agreement in any material respect, or (z) adversely affect or materially delay the receipt of any of the requisite regulatory approvals.

Section 4.12 Non-Hire of Employees. Seller agrees that, for a period of 18 months from the Closing Date, without the consent of the Buyer, it will not, and will not permit its Subsidiaries or Affiliates or the officers, directors or employees of it or its Subsidiaries or Affiliates to, hire any employee of the Company or any of its Subsidiaries who is such as of immediately following the Closing. Notwithstanding the foregoing, nothing contained herein shall (a) apply to the hiring of any person who responds to general solicitations through media advertisements or to the hiring of any person through employment search firms in the ordinary course of business that are not specifically targeted at such employees or (b) prohibit the hiring of any person who at the time of such hiring has not been an employee of the Company or its Subsidiaries for at least six months; provided, however, that such six month period shall not apply to an employee who was terminated by Buyer, the Company or an Affiliate thereof following the Closing.

Section 4.13 Termination of Intercompany Agreements. Except as set forth in Section 4.13 of the Company Disclosure Schedule or the Transition Services Agreement or the Continuing Relationship Agreement or as otherwise contemplated by this Agreement, and notwithstanding anything to the contrary contained in Section 4.1, Seller shall, and shall cause its Affiliates to, and cause the Company and its Subsidiaries to, immediately prior to the Closing, (a) settle all Tax accounts of the Company and its Subsidiaries with Seller and its Affiliates (other than the Company and its Subsidiaries) and (b) execute and deliver such releases, termination agreements and discharges as are necessary to terminate all Contracts among any Seller or any Affiliate (other than the Company or its Subsidiaries), on one hand, and the Company or its Subsidiaries, on the other hand. For the avoidance of doubt, termination of such agreements shall not terminate any payable or receivable to extent already accrued or accruable as of the Closing.

Section 4.14 Intercompany Indebtedness. Prior to the Closing, Seller shall cause any Intercompany Indebtedness outstanding immediately prior to the Closing to be converted into Company Common Stock (and Seller shall be entitled to take necessary actions in connection therewith, including amending the Certificate of Incorporation), which shall be part of the shares of Company Common Stock to be purchased by Buyer pursuant to Article I.

Section 4.15 Non-competition.

(a) For a period of four years from the Closing Date (the “Restricted Period”), except as permitted by this Section 4.15, Seller shall not (and shall cause each of its Affiliates not to), without the prior written consent of Buyer, (i) engage in or carry on any Competitive Activities (as defined in Exhibit D), or (ii) have an equity interest in any Person that engages in any Competitive Activities; provided, however, that “Competitive Activities” shall in no event be deemed to include performing any act or conducting any business (A) contemplated by the Transition Services Agreement or the Continuing Relationship Agreement, or (B) to retail customers of Seller or any of its Affiliates or investment professionals licensed with Seller’s or Seller’s Affiliates’ private banking, wealth management or retail banking operations.

(b) This Section 4.15 shall cease to apply (i) to any Person at such time as it is no longer an Affiliate of Seller, or (ii) upon the occurrence of an arm’s length transaction in which any Person acquires or combines with Seller in a transaction in which (A) Persons who are directors of Seller immediately prior to the consummation of the transaction do not constitute upon the consummation of such transaction a majority of the board of directors of the Person which survives such transaction (or the publicly traded parent thereof) and (B) the holders of the common stock of Seller hold upon the consummation thereof 60% or less of the shares of equity securities normally entitled to vote in the election of directors of such Person, and shall not apply to any Person that, in an arm’s length transaction, acquires or combines with one of Seller’s Affiliates or acquires assets, operations or a business from Seller or one of its Affiliates if such Person is not an Affiliate of Seller after such transaction is consummated. No restriction in this Section 4.15 shall apply to BlackRock, Inc. or any of its controlled Affiliates.

(c) Notwithstanding the foregoing provisions of this Section 4.15, nothing in this Agreement shall preclude, prohibit or restrict Seller or any of its Affiliates from (i) acquiring, owning or holding up to 10% of the outstanding securities of any entity whose securities are listed and traded on a national securities exchange or market or any securities required to be registered under the Exchange Act; (ii) holding or exercising rights of ownership with respect to any security in a fiduciary capacity or otherwise for the benefit of a third party not affiliated with Seller; (iii) acquiring more than 10% of the outstanding capital stock or other equity interests in, but less than a Controlling Interest in, any Person that derives 25% or less of its total annual revenues in its most recent fiscal year from Competitive Activities; or (iv) acquiring a Controlling Interest in any Person that derives less than 25% of its total annual revenues in its most recent fiscal year from Competitive Activities; provided, however, that in the case of this clause (iv) Seller shall divest or enter into a binding agreement to divest to an unaffiliated third party, or cause its applicable Affiliate to divest or enter into such an agreement, with respect to that portion of such Person that engages in Competitive Activities as soon as reasonably practicable, and in any event not later than one year, following the acquisition of such ownership or interest (except that the obligations set forth in this proviso shall not apply to Seller or any of its Affiliates in the event that Seller or any of its Affiliates consummate the acquisition of such Controlling Interest at any time during the final year of the Restricted Period); or (v) performing any act or conducting any business contemplated by this Agreement or the Transition Services Agreement.

(d) If Seller breaches, or threatens to commit a breach of, any of the provisions of this Section 4.15, Buyer and the Company shall have the right in addition to, and not in lieu of, any other rights and remedies available to Buyer or the Company under law or in equity (including the right and remedy to recover from Seller all monetary damages suffered by Buyer or the Company or any Subsidiary of the Company, as the case may be, as the result of any acts or omissions constituting a breach of this Section 4.15) to have such provision specifically enforced by any court having jurisdiction, it being acknowledged and agreed that any such breach or threatened breach may cause irreparable injury to each of Buyer and the Company and that money damages may not provide an adequate remedy to Buyer or the Company.

(e) Seller acknowledges that the restrictions contained in this Section 4.15 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 4.15 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by

Applicable Law in any jurisdiction, then any court of competent jurisdiction is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by Applicable Law. The covenants contained in this Section 4.15 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

Section 4.16 Coates Acquisition Agreement. To the extent that Milestone Consideration or Earnout Consideration is not reflected in the applicable components of the Closing Tangible Capital Statement, Seller shall promptly reimburse the Company or its applicable Subsidiary for any Milestone Consideration or Earnout Consideration (as each such term is defined in the Coates Acquisition Agreement) payable by the Company or any of its Subsidiaries pursuant to the Coates Acquisition Agreement following the Closing.

Section 4.17 Other Agreements. (a) Buyer agrees either (i) to enter into such agreements and arrangements with or for the benefit of the counterparties to the comfort letters and agreements set forth in Section 4.17(a) of the Company Disclosure Schedule (the “Covered Arrangements”) such that on and after the Closing Date, Seller and each of its Affiliates is fully and unconditionally released from any liability or obligation of the Company or its Subsidiaries under or with respect to the Covered Arrangements or (ii) to enter into an agreement or agreements with Seller reasonably satisfactory to Seller in which Buyer agrees to indemnify and hold harmless Seller and its Affiliates from any liability under the Covered Agreements. Promptly upon completion of the matters referred to in the preceding sentence, Seller and its Affiliates (other than the Company and its Subsidiaries) shall release all Liens held by Seller and such Affiliates on any property or assets of the Company and its Subsidiaries securing their obligations under the Covered Arrangements.

(b) Buyer and Seller agree with respect to the agreement set forth in Schedule 4.17(b) of the Company Disclosure Schedule (the “Additional Arrangement”) that the parties will negotiate in good faith and execute and deliver an agreement pursuant to which they will agree upon an equitable allocation of the rights and liabilities of the Company and its Subsidiaries, on the one hand, and the Seller and its Affiliates (other than the Company and its Subsidiaries), on the other hand, under the Additional Arrangement, including a provision whereby each such group of parties will agree to pay the amounts with respect to the delivery of services to such group pursuant to the Additional Arrangement and to indemnify the other group for the failure to do so.

ARTICLE V

CONDITIONS TO THE CONSUMMATION OF THE TRANSACTION

Section 5.1 Mutual Conditions. The obligations of each party to this Agreement to consummate the transactions contemplated hereby shall be subject to the satisfaction of each of the following conditions:

(a) (i) There shall be no order, preliminary or permanent injunction or decree issued by any Governmental Authority of competent jurisdiction preventing the consummation of the transactions contemplated hereby in effect and (ii) no statute, rule or regulation shall have been enacted, entered or promulgated by any Governmental Authority which prohibits or makes illegal the consummation of the transactions contemplated hereby;

(b) Any applicable waiting period under the HSR Act with respect to the transactions contemplated hereby shall have expired or been terminated; and

(c) All consents, waivers, approvals and notices set forth on Section 5.1(c) of the Company Disclosure Schedule shall have been duly obtained or given, and the parties shall have received reasonable evidence or confirmation thereof.

Section 5.2 Conditions to the Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated hereby shall be subject to the satisfaction of each of the following conditions, any of which may be waived in writing by Buyer:

(a) Representations and Warranties. The representations and warranties of Seller set forth in Article II of this Agreement shall be true and correct in all respects when made and on and as of the Closing Date (except that representations and warranties as of a specified date need only be true on and as of such date); provided, however, that for purposes of determining the satisfaction of the condition set forth in this Section 5.2(a), such representations and warranties shall be deemed to be so true and correct if the failure or failures of such representations and warranties to be true and correct (such representations and warranties to be read for this purpose without reference to any qualification set forth therein relating to “materiality” or “Company Material Adverse Effect” or words of similar meaning (the “Excluded Seller Qualifications”)) do not constitute, individually or in the aggregate, a Company Material Adverse Effect. Buyer shall have received a certificate signed on behalf of Seller by an appropriate officer of Seller to the foregoing effect.

(b) Performance of Obligations of Seller. Seller shall have performed in all material respects the obligations required to be performed by it under this Agreement at or prior to the Closing Date. Buyer shall have received a certificate signed on behalf of Seller by an appropriate officer of Seller to the foregoing effect.

(c) Transition Services Agreement. Seller shall have executed and delivered the Transition Services Agreement.

(d) Continuing Relationship Agreement. Seller shall have executed and delivered the Continuing Relationship Agreement.

Section 5.3 Conditions to the Obligations of Seller. The obligations of Seller to consummate the transactions contemplated hereby shall be subject to satisfaction of each of the following conditions, which may be waived in writing by Seller:

(a) Representations and Warranties. The representations and warranties of Buyer set forth in Article III of this Agreement shall be true and correct in all respects as of the Closing Date (except that representations and warranties as of a specified date need only be true on and as of such date); provided, however, that for purposes of determining the satisfaction of the condition set forth in this Section 5.3(a), such representations and warranties (except for Section 3.7, which shall be true and correct as of the Closing as written) shall be deemed to be so true and correct if the failure or failures of such representations and warranties to be true and correct (such representations and warranties to be read for this purpose without reference to any qualification set forth therein relating to “materiality” or “Buyer Material Adverse Effect” or words of similar meaning (the “Excluded Buyer Qualifications”)) do not constitute, individually or in the aggregate, a Buyer Material Adverse Effect. Seller shall have received a certificate signed on behalf of Buyer by an appropriate officer of Buyer to the foregoing effect.

(b) Performance of Obligations of Buyer. Buyer shall have performed in all material respects the obligations required to be performed by it under this Agreement at or prior to the Closing Date. Seller shall have received a certificate signed on behalf of Buyer by an appropriate officer of Buyer to the foregoing effect.

(c) Transition Services Agreement. Buyer shall have executed and delivered the Transition Services Agreement.

(d) Continuing Relationship Agreement. Buyer shall have executed and delivered the Continuing Relationship Agreement.

Section 5.4 Frustration of Closing Conditions. None of the parties may rely on the failure of any condition set forth in this Article VI to be satisfied if such failure was caused by the failure of such party to act in good faith or to use its commercially reasonable efforts to cause the Closing to occur.

ARTICLE VI

TERMINATION

Section 6.1 Termination.

(a) This Agreement may be terminated prior to the Closing as follows:

(i) by written consent of the parties hereto;

(ii) by either of the parties hereto, if any Governmental Authority shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby, and such order, decree, ruling or other action shall have become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 6.1(a)(ii) shall not be available to any party hereto whose failure to comply with Section 4.5 has been a cause of, or resulted in, such action;

(iii) by Seller, if there shall be a breach by Buyer of any representation or warranty or any covenant or agreement contained in this Agreement which would result in a failure of a condition set forth in Section 5.3 and which breach cannot be cured or has not been cured (to the extent necessary to avoid a failure of such a condition) within 30 calendar days (but not later than the Termination Date) after the giving of written notice to Buyer of such breach;

(iv) by Buyer, if there shall be a breach by Seller of any representation or warranty or any covenant or agreement contained in this Agreement which would result in a failure of a condition set forth in Section 5.2 and which breach cannot be cured or has not been cured (to the extent necessary to avoid a failure of such a condition) within 30 calendar days (but not later than the Termination Date) after the giving of written notice to Seller of such breach; or

(v) by Seller or Buyer if the Closing does not occur by the close of business on November 1, 2010 (the “Termination Date”); provided, that notwithstanding the foregoing, no party hereto may terminate this Agreement pursuant to this clause (v) if the failure of the Closing to occur by the Termination Date was caused by the failure of such party to act in good faith or to use its commercially reasonable best efforts to cause the Closing to occur.

(b) The termination of this Agreement shall be effectuated by the delivery by the party terminating this Agreement to each other party of a written notice of such termination. If this Agreement so terminates, it shall become null and void and have no further force or effect, except as provided in Section 6.2.

Section 6.2 Survival after Termination. If this Agreement is terminated in accordance with Section 6.1 hereof and the transactions contemplated hereby are not consummated, this Agreement shall become void and of no further force and effect, without any liability on the part of any party hereto, except that the provisions of Sections 4.4(a) and (d), 4.7, this Section 6.2, Article VIII, Section 9.8, and Section 9.9 and the Confidentiality Agreement shall remain in effect in accordance with their terms. Notwithstanding the foregoing, nothing in this Section 6.2 shall relieve any party to this Agreement of liability for any willful and material breach of this Agreement.

ARTICLE VII

TAX MATTERS

Section 7.1 Section 338(h)(10) Elections.

(a) Seller and Buyer shall, or shall cause their relevant Affiliates to, jointly make a timely and irrevocable election under Section 338(h)(10) of the Code and, if permissible, similar elections under any applicable state or local income Tax laws, with respect to the acquisition of the Company and each of its Domestic Subsidiaries that is treated as a corporation for federal income tax purposes, other than Albridge Solutions (collectively, the “Section 338(h)(10) Elections”).

(b) Buyer shall make an election under Section 338(g) of the Code and, if permissible, similar elections under any applicable state or local income Tax laws, with respect to the Company’s Foreign Subsidiaries. Buyer shall deliver to Seller documentary evidence reasonably satisfactory to Seller that such election under Section 338(g) of the Code has been made in a timely manner, which documents shall include copies of the relevant IRS forms filed by Buyer in making such election.

(c) Buyer shall prepare an allocation of the Purchase Price, which shall be allocated among the assets of the Company and its Subsidiaries (other than Albridge Solutions) as required pursuant to Section 338(h)(10) of the Code and the Treasury Regulations promulgated thereunder (the “Allocation”), and deliver such Allocation to Seller within 90 days following the date upon which the amount of the Final Tangible Capital is determined pursuant to Exhibit A. The Allocation shall incorporate, reflect and be consistent with Section 7.1(f). Seller shall have the right to review such Allocation and, to the extent Seller disagrees with the Allocation, Seller shall notify Buyer in writing, within 30 days after receipt of such Allocation of any objections. If Seller and Buyer are unable to reach an agreement regarding the Allocation, then within 30 days following Buyer’s receipt of Seller’s objection, any disagreement shall be resolved by an independent accounting firm or valuation expert (the “Independent Expert”) jointly selected by Seller and Buyer. Any Allocation determined pursuant to the decision of the Independent Expert shall incorporate, reflect and be consistent with Section 7.1(f). The Allocation, as prepared by Buyer if no timely Seller objection has been given, as adjusted pursuant to any agreement between the parties or as determined pursuant to the decision of the Independent Expert shall be final (the “Final Allocation”). Any fees and expenses of the Independent Expert shall be borne equally by the parties.

(d) Buyer and Seller shall cooperate in the preparation of all forms, attachments and schedules necessary to effectuate the Section 338(h)(10) Elections, including IRS Form 8023 and 8883 and any similar forms under applicable state and local income Tax laws (collectively, the “Section 338 Forms”) in a manner consistent with the Final Allocation. Buyer and Seller shall, or shall cause their relevant Affiliates to timely file such Section 338 Forms, if any, with the applicable Taxing Authorities. Seller and Buyer agree that neither of them shall, or shall permit any of its Affiliates, to revoke the Section 338(h)(10) Elections following the filing of the Section 338 Forms without the prior written consent of Seller or Buyer, as the case may be. Except to the extent required pursuant to a “determination” within the meaning of Section 1313(a) of the Code, neither Seller nor Buyer shall take any position inconsistent with the Section 338(h)(10) Elections and the Section 338 Forms, if any.

(e) Each of Buyer and Seller shall deliver to the other party at the Closing one or more duly executed IRS Forms 8023 that reflect the Section 338(h)(10) Elections.

(f) Seller and Buyer agree that at least U.S. $285,000,000 of the Purchase Price is attributable to the stock of Albridge Solutions.

Section 7.2 Tax Indemnification.

(a) Seller shall pay or cause to be paid, shall be liable for, and shall indemnify, defend and hold Buyer and its Affiliates (including, after the Closing Date, the Company and its Subsidiaries) harmless from and against, without duplication (i) any and all Excluded Taxes (other than Taxes arising from or in connection with any action taken or transaction undertaken by Buyer or any of its Affiliates (including the Company or any of its Subsidiaries) after the Closing that is outside of the Ordinary Course of Business unless required or contemplated by this Agreement), (ii) any Taxes arising from or in connection with any breach by Seller or any of its Affiliates of any covenant contained in this Agreement, (iii) any Transfer Taxes for which Seller is responsible pursuant to Section 7.9, and (iv) all costs and expenses, including reasonable legal, accounting, appraisal, consulting or similar fees, actually incurred relating to the foregoing. For the avoidance of doubt, the parties agree and acknowledge that the foregoing provisions of this Section 7.2(a) shall not apply in connection with the subject matter of the representations and warranties contained in Section 2.11(c).

(b) Buyer shall pay or cause to be paid, shall be liable for, and shall indemnify, defend and hold Seller and its Affiliates harmless from and against (i) any and all Taxes of the Company and its Subsidiaries (other than Excluded Taxes) and any Taxes arising from or in connection with any action taken by Buyer or any of its Affiliates (including the Company or any of its Subsidiaries) after the Closing that is outside of the Ordinary Course of Business unless required or contemplated by this Agreement, (ii) any Taxes arising from or in connection with the breach by Buyer or any of its Affiliates of any covenant contained in this Agreement, (iii) any Transfer Taxes for which Buyer is responsible pursuant to Section 7.9, and (iv) all costs and expenses, including reasonable legal, accounting, appraisal, consulting or similar fees actually incurred relating to the foregoing.

(c) Payment in full of any amount due under this Section 7.2 shall be made to the indemnified party in immediately available funds no later than the later of (i) ten (10) days after the indemnified party makes written demand on the indemnifying party and (ii) five (5) days prior to the date on which the underlying amount is required to be paid by the indemnified party.

Section 7.3 Filing of Tax Returns.

(a) Seller shall timely prepare and file or shall cause to be timely prepared and filed (i) any combined, consolidated or unitary Tax Return that includes Seller or any of its Affiliates (excluding any Tax Return, other than any income Tax Return for periods ending on or before the Closing Date, that includes only the Company and/or any of its Subsidiaries and is due after the Closing Date), and (ii) any Tax Return of the Company or any of its Subsidiaries for any taxable period that ends on or before the Closing Date. Buyer shall not amend or revoke any such Tax Returns (or any elections relating thereto).

(b) Buyer shall, except to the extent that such Tax Returns are the responsibility of Seller under Section 7.3(a), be responsible for the preparation and filing of all Tax Returns with respect to the Company and its Subsidiaries.

(c) For any Tax Return of the Company or any of its Subsidiaries with respect to a Straddle Period that is the responsibility of Buyer under Section 7.3(b), Buyer shall (i) prepare and file such Tax Returns in a manner consistent with the past practice of the Company or its Subsidiaries, as the case may be, unless otherwise required by Applicable Law and (ii) deliver to Seller for its review, comment and approval (which approval shall not be unreasonably withheld, conditioned or delayed) a copy of such proposed Tax Return (accompanied, where appropriate, by an allocation between the Pre-Closing Period and the Post Closing Period of the Taxes shown to be due on such Tax Return) at least twenty (20) days prior to the due date (giving effect to any validly obtained extension) thereof.

Section 7.4 Tax Refunds. Seller shall be entitled to any refund or credit of or against (i) Excluded Taxes, and (ii) any Taxes for which Seller is responsible pursuant to Item 2 of Section 8.2(b) of the Company Disclosure Schedule (and, in each case, any interest or penalty rebate with respect to such refund or credit). Buyer shall be entitled to any refund or credit of or against any Taxes of the Company and its Subsidiaries (and any interest or penalty rebate with respect to such refund or credit) other than refunds or credits to which the Seller would be entitled under the preceding sentence. Each party shall forward, and shall cause its Affiliates to forward, to the party entitled pursuant to this Section 7.4 to a refund or credit of Taxes, the amount of such refund or credit within ten (10) days after such refund is received or applied against another Tax liability, as the case may be, in each case net of any costs to the party receiving such refund or credit.

Section 7.5 Assistance and Cooperation. From and after the Closing Date, each party hereto shall, and shall cause its Affiliates to, provide the other party hereto with such cooperation, documentation and information as either of them reasonably may request in connection with (a) filing any Tax Return or claim for refund, (b) determining a liability for Taxes, an indemnity or payment obligation under this Article VII or a right to a refund of Taxes, (c) conducting any Tax Proceeding (which shall include granting any powers of attorney reasonably requested by the party entitled to control a Tax Proceeding pursuant to Section 7.6) or (d) determining an allocation of Taxes between a Pre-Closing Period and a Post-Closing Period. Such cooperation and information shall include providing copies of all relevant portions of relevant Tax Returns, together with all relevant accompanying schedules and work papers (or portions thereof) and other supporting documentation.

Section 7.6 Contests.

(a) If any Taxing Authority asserts a Tax Claim in respect of the Company or any of its Subsidiaries, then the party hereto first receiving notice of such Tax Claim promptly shall provide written notice thereof to the other party or parties hereto; provided, however, that the failure of such party to give such prompt notice shall not relieve the other party of any of its obligations under this Article VII, except to the extent that the other party is actually prejudiced thereby. Such notice shall specify in reasonable detail the basis for such Tax Claim and shall include a copy of the relevant portion of any correspondence received from the Taxing Authority.

(b) Seller shall have the exclusive right to control, at its own expense, any audit, examination, contest, litigation or other proceeding by or against any Taxing Authority (a “Tax Proceeding”) in respect of the Company or any of its Subsidiaries for any taxable period that ends on or before the Closing Date; provided, however, that with respect to any Tax Proceeding solely in respect of the Company or any of its Subsidiaries that would reasonably be expected to have an adverse impact that is material on Buyer and its Affiliates including the Company and its Subsidiaries after Closing, Seller shall consult with Buyer before taking any significant action in connection with such Tax Proceeding.

(c) In the case of a Tax Proceeding for a Straddle Period of the Company or any of its Subsidiaries, Buyer shall have the right to control, at its own expense, such Tax Proceeding; provided, however, that (i) Buyer shall provide Seller with a timely and reasonably detailed account of each phase of such Tax Proceeding, (ii) Buyer shall consult with Seller before taking any significant action in connection with such Tax Proceeding, (iii) Buyer shall defend such Tax Proceeding diligently and in good faith as if it were the only party in interest in connection with such Tax Proceeding, (iv) Seller shall be entitled to participate in such Tax Proceeding, at its own expense, and (v) Buyer shall not settle, compromise or abandon any such Tax Proceeding without obtaining the prior written consent of Seller, which consent shall not be unreasonably withheld, conditioned or delayed.

(d) Buyer shall have the exclusive right to control, at its own expense, any Tax Proceeding involving the Company or any of its Subsidiaries (other than any Tax Proceeding described in Section 7.6(b) or (c)); provided, however, that if such Tax Proceeding would reasonably be expected to have an adverse effect on Seller or any of its Affiliates that is material Buyer shall consult with Seller before taking any significant action in connection with such Tax Proceeding.

Section 7.7 Tax Sharing Agreements. All liabilities and obligations between Seller or any of its Affiliates (other than the Company and its Subsidiaries), on the one hand, and the Company and its Subsidiaries, on the other hand, under any Tax sharing agreement in effect prior to the Closing Date (other than this Agreement) shall cease and terminate as of the Closing Date. After the Closing Date, no party shall have any rights or obligations under any such Tax sharing agreement.

Section 7.8 Coordination; Survival. Anything in this Agreement to the contrary notwithstanding, indemnification for Tax matters, including indemnification for Taxes and the procedures with respect thereto (but excluding indemnification for Taxes set forth in item 2 of Section 8.2(b) of the Company Disclosure Schedule, which shall be governed by Article VIII) shall be governed exclusively by this Article VII (and not by any provision of Article VIII). The indemnification provisions of this Article VII shall survive until the expiration of the relevant statutes of limitations plus an additional 60 days.

Section 7.9 Transfer Taxes. Any and all sales, use, transfer, stamp, documentary, recording or similar Taxes imposed upon the transactions contemplated by this Agreement (collectively, “Transfer Taxes”) shall be borne and paid in equal parts by Buyer and Seller, regardless of the Person liable for such Taxes under Applicable Law. The parties hereto shall reasonably cooperate to reduce or eliminate any potential Transfer Taxes and shall cooperate in the preparation and filing of any related Tax Returns.

Section 7.10 Treatment of Indemnity Payments. Seller and Buyer agree that, except to the extent otherwise required pursuant to a “determination” (within the meaning of Section 1313(a) of the Code or any similar provision of state, local or foreign law), all indemnification payments made pursuant to this Agreement shall be treated by the parties as an adjustment to the Purchase Price, provided, however, that any such adjustment shall incorporate, reflect and be consistent with Section 7.1(e).

ARTICLE VIII

INDEMNIFICATION

Section 8.1 Survival of Representations and Warranties and Agreements. The respective representations and warranties of Seller and Buyer contained in this Agreement shall survive the Closing but shall expire on the 18-month anniversary of the Closing Date, except with respect to, and to the extent of, any claim of which written notice in accordance with Section 8.4 has been given in good faith by one party to the other prior to such expiration; provided, however, that, notwithstanding the foregoing, the representations and warranties set forth in (i) Section 2.1(b) (second and third sentences only) (Organization and Related Matters), Section 2.2 (Capitalization), Section 2.3(a) (Authority) and Section 2.7 (No Broker) (the “Designated Seller Representations”) and Section 3.2(a) (Authority) and Section 3.5 (No Broker) (the “Designated Buyer Representations”) shall survive the Closing and continue in full force and effect indefinitely and (ii) Section 2.11 (a), (b) and (d)-(i) (Taxes) shall not survive the Closing. The respective covenants and agreements of Seller and Buyer contained in this Agreement (including the indemnification obligations set forth in this Article VIII) shall survive the Closing, provided that any such covenants and agreements that by their terms are to be performed prior to the Closing Date shall survive the Closing only until the first anniversary of the Closing, except to the extent governed by Section 7.8. The period from the Closing to the expiration, if any, of a representation or warranty hereunder shall be referred to with respect to a claim for indemnification thereunder as the “Survival Period.”

Section 8.2 Indemnification by Seller. (a) Subject to the provisions of this Article VIII, Seller shall indemnify, defend and hold harmless Buyer and its officers, directors and employees and Affiliates (collectively, the “Buyer Indemnitees”) from and after the Closing Date for the period set forth in Section 8.1 (including any extension thereof as expressly provided for in such Section) from and against any and all claims, costs, expenses, losses, damages, liabilities, awards, judgments, costs and expenses (including reasonable attorneys’ and consultant fees and expenses) (subject to Section 8.6, “Damages”) actually incurred by the Buyer Indemnitees to the extent, directly or indirectly, relating to or caused by:

(i) any breach of any of the representations and warranties (such representations and warranties to be read for this purpose without reference to any Excluded Seller Qualification) made by Seller herein other than any Designated Seller Representation or, subject to Section 8.2(b), any representation set forth in Section 2.11;

(ii) any breach of any Designated Seller Representations (such representations and warranties to be read for this purpose without reference to any Excluded Seller Qualification); or

(iii) any breach of any covenant or agreement made or to be performed by Seller pursuant to this Agreement (other than the breach of covenant or agreement in Article VII, it being understood that the sole remedy for any such breach being pursuant to Article VII).

(b) Subject to the provisions of Sections 8.4, 8.6 and 8.7 of this Article VIII and Sections 8.4 and 8.5 of the Company Disclosure Schedule, Seller shall indemnify, defend and hold harmless the Buyer Indemnitees for any and all Damages in respect of the matters set forth in Section 8.2(b) of the Company Disclosure Schedule, provided that in no event shall any claim for Damages be asserted under both Section 8.2(a)(i) and this Section 8.2(b).

Section 8.3 Indemnification by Buyer. Subject to the provisions of this Article VIII, Buyer shall indemnify, defend and hold harmless Seller and its officers, directors, and employees and Affiliates (collectively, the “Seller Indemnitees”) from and after the Closing Date for the period set forth in Section 8.1 (including any extension thereof as expressly provided for in such Section) from and against any and all Damages actually incurred by the Seller Indemnitees to the extent caused by:

(i) any breach of any of the representations and warranties (such representations and warranties to be read for this purpose without reference to any Excluded Buyer Qualification) made by Buyer herein other than any Designated Buyer Representation;

(ii) any breach of any Designated Buyer Representations (such representations and warranties to be read for this purpose without reference to any Excluded Buyer Qualification); or

(iii) any breach of a covenant or agreement made or to be performed by Buyer pursuant to this Agreement (other than a breach of any such covenant or agreement in Article VII hereof, it being understood that the sole remedy for any such breach being pursuant to Article VII).

Section 8.4 Indemnification Procedure. Subject to Section 8.4(a) of the Company Disclosure Schedule, which sets forth additional procedures in respect of matters that are subject to Section 8.2(b):

(a) Promptly after the incurrence of any Damages by the party seeking indemnification hereunder (the “Indemnified Party”), including any claim by a third party described in Section 8.4(c) hereof that might give rise to indemnification hereunder, or the earlier discovery of any facts or circumstances that may result in an indemnification claim hereunder, the Indemnified Party shall deliver to the party from which indemnification is sought (the “Indemnifying Party”) a certificate (the “Claim Certificate”), which Claim Certificate shall be delivered within the relevant Survival Period, if any, and shall:

(i) state that the Indemnified Party has paid or properly accrued Damages, or anticipates (specifying the events or occurrences giving rise to such anticipation) that it will incur liability for Damages for which such Indemnified Party is entitled to indemnification pursuant to this Agreement; and

(ii) specify in reasonable detail each individual item of Damages included in the amount so stated to the extent known, the date such item was paid or properly accrued (if applicable), the basis for any anticipated liability and the nature of the breach of representation or warranty or claim to which each such item is related and the computation of the amount, if reasonably capable of computation to which such Indemnified Party claims to be entitled hereunder;

provided, however, that any delay in delivery (except for any delivery outside of the relevant Survival Period, if any) of a Claim Certificate by an Indemnified Party as provided in this Section 8.4 or any defect in such Claim Certificate shall not relieve any Indemnifying Party of its obligations under Section 8.2 or Section 8.3, except to the extent, and only to the extent, that such failure prejudices the rights of such Indemnifying Party.

(b) Claims for Damages specified in any Claim Certificate with respect to which the parties agree in writing to be due, or which are finally determined by a court of competent jurisdiction to be due, are hereinafter referred to, collectively, as “Agreed Claims.” Within 10 Business Days of the determination of the amount of any Agreed Claims, subject to the limitations of this Article VIII, the Indemnifying Party shall pay to the Indemnified Party an amount equal to the Agreed Claim by cashier’s check or wire transfer to the bank account or accounts designated in writing by the Indemnified Party not less than one Business Day prior to such payment.

(c) Promptly after the assertion by any third party of any claim against any Indemnified Party that may result in the incurrence by such Indemnified Party of Damages for which such Indemnified Party would be entitled to indemnification pursuant to this Agreement and within the relevant Survival Period, such Indemnified Party shall deliver to the Indemnifying Party a written notice describing in reasonable detail such claim and such Indemnifying Party may, at its option, assume the defense of the Indemnified Party against such claim (including the employment of counsel, who shall be reasonably satisfactory to such Indemnified Party) at such Indemnifying Party’s expense. Any Indemnified Party shall have the right to employ separate counsel in any such action or claim and to participate in the defense thereof, but the fees and expenses of such counsel shall not be at the expense of the Indemnifying Party. Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume such control, and shall be responsible for the fees and expenses of the Indemnified Party’s counsel, if (i) the Indemnifying Party shall have failed, within 15 Business Days after having been notified by the Indemnified Party of the existence of such claim as provided in the preceding sentence, to assume the defense of such claim or to notify the Indemnified Party in writing that it shall assume the defense of such claim, (ii) the employment of such counsel has been specifically authorized in writing by the Indemnifying Party, (iii) the named parties to any such action (including any impleaded parties) include both such Indemnified Party and the Indemnifying Party and such Indemnified Party shall have been advised by counsel that there may be one or more legal defenses the assertion of which would be adverse to the interests of the Indemnified Party or (iv) the Indemnified Party shall have been advised in writing by counsel that the assumption of such defense by the Indemnifying Party would be inappropriate due to a conflict of interest (provided that the Indemnifying Party shall not be liable for the fees and expenses of more than one firm of counsel for all Indemnified Parties, other than local counsel). No Indemnifying Party shall be liable to indemnify any Indemnified Party for any settlement of any such action or claim effected without the consent of the Indemnifying Party, but if settled with the written consent of the Indemnifying Party, or if there be a final judgment for the plaintiff in any such action, the Indemnifying Party shall indemnify and hold harmless each Indemnified Party from and against any loss or liability by reason of such settlement or judgment, subject to the limitations set forth in this Article VIII. If the Indemnifying Party shall assume the defense of any claim in accordance with the provisions of this Section 8.4(c), the Indemnifying Party shall obtain the prior written consent of the Indemnified Party (which shall not be unreasonably withheld, conditioned or delayed) before entering into any settlement of such claim if the settlement does not release the Indemnified Party from all liabilities and obligations with respect to such claim, the settlement is in excess of the maximum remaining liability set forth in Section 8.5 hereof or Section 8.5 of the Seller Disclosure Schedule, as applicable, or the settlement imposes injunctive or other non-monetary equitable relief against the Indemnified Party. The Indemnified Party and the Indemnifying Party each agrees to fully cooperate in all matters covered by this Section 8.4(c), including, as required, the furnishing of books and records, personnel and witnesses and the execution of documents, in each case as necessary for any defense of such third party claim and at no cost to the other party (provided that any reasonable out-of-pockets expenses of the Indemnified Party incurred in connection with the foregoing shall be considered part of Damages hereunder).

(d) The parties hereto hereby consent to the nonexclusive jurisdiction of any court in which a third party claim is brought against any Indemnified Party for purposes of any claim that such Indemnified Party may have under this Agreement with respect to such third party claim or the matters alleged therein, and agree that process may be served on any Indemnifying Party with respect to such third party claim by service of process delivered in the manner and to the address for such Indemnifying Party provided by Section 9.5 hereof.

Section 8.5 Limitations on Indemnification.

(a) Except as set forth in Section 8.5(c), no claim for indemnification pursuant to Section 8.2(a)(i) or (iii) (with respect to Sections 4.1 and 4.6 only) or Section 8.3(i) or (iii) (with respect to Section 4.6 only) may be made by the Indemnified Parties until the aggregate amount of all such claims for which Damages are otherwise recoverable is in excess of $20,000,000 (the “Threshold Amount”), after which the Indemnified Parties will be entitled to make claims for any Damages to the extent exceeding the Threshold Amount.

(b) Notwithstanding any provision of this Agreement to the contrary, except Section 8.5(c) hereof, the aggregate liability for Damages or other claims for indemnification under Section 8.2(a)(i) or (iii) (with respect to Sections 4.1 and 4.6 only) or Section 8.3(i) or (iii) (with respect to Section 4.6 only) shall not exceed an aggregate amount equal to $250,000,000.

(c) Notwithstanding any provision of this Agreement to the contrary, the limitations set forth in Section 8.5(a) and Section 8.5(b) shall not apply in the case of fraud or willful or intentional breach of a covenant or agreement set forth herein, and nothing in this Article VIII shall limit any rights any Person may have with respect to any claim for fraud or willful or intentional breach of a covenant or agreement set forth herein.

Section 8.6 Punitive Damages; Certain Offsets. Notwithstanding anything herein to the contrary, no party shall be liable to any Indemnified Party for special, incidental, indirect, consequential, punitive or exemplary Damages as a result of any breach of this Agreement or other agreements referred to herein or of any private right of action that any party may have hereunder against another party hereto; provided that the foregoing shall not limit the right of any Indemnified Party to indemnification in accordance with the this Agreement with respect to any component of any claim, settlement, award or judgment against such party by any unaffiliated third party. For purposes of this Article VIII, “Damages” shall be net of any insurance or other recoveries (net of any related deductible or expenses incurred in securing such recovery, any self-insurance and any increase in premiums resulting from such recovery) payable to the Indemnified Party or its Affiliates in connection with the facts giving rise to any right of indemnification hereunder. Any indemnification payment made pursuant to this Agreement shall be reduced by the amount of any net Tax benefit actually realized by the Indemnified Party through a reduction in Taxes otherwise due as a result of the Damages incurred or suffered by the Indemnified Party. The amount of the Damages arising out of any claim included as a liability in calculating Final Tangible Capital shall be calculated net of the amount so included.

Section 8.7 Exclusive Remedy. After the Closing Date, this Article VIII shall provide the exclusive remedy for any breach of any representation or warranty contained herein, other than any claims with respect to Taxes (which are governed exclusively by Article VII, subject to Section 7.8), except in the case of common law fraud or willful or intentional breach relating to this Agreement or with respect to matters for which the remedy of specific performance, injunctive relief or other non-monetary equitable remedies are available.

ARTICLE IX

MISCELLANEOUS

Section 9.1 Amendments; Waiver. This Agreement may not be amended, altered or modified except by written instrument executed by the Seller and Buyer. No waiver of any party to this Agreement will be effective unless it is in a writing signed by a duly authorized officer of the waiving party that makes express reference to the provision or provisions subject to such waiver. No waiver shall constitute a waiver of, or estoppel with respect to, any subsequent or other inaccuracy, breach or failure to strictly comply with the provisions of this Agreement.

Section 9.2 Entire Agreement. This Agreement (including the Company Disclosure Schedule, the Buyer Disclosure Schedule, the Transition Services Agreement, the Continuing Relationship Agreement, the Confidentiality Agreement and any other Transaction Document) constitutes the entire agreement of the parties hereto, and supersedes all prior agreements and understandings, discussions, negotiations and communications, written and oral, among the parties with respect to the subject matter hereof.

Section 9.3 Interpretation.

(a) When a reference is made in this Agreement to Articles, Sections, Schedules or Exhibits, such reference shall be to an Article of, Section of, Schedule to or Exhibit to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The phrases “the date of this Agreement,” “the date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the first paragraph of this Agreement.

(b) The inclusion of any information in any section of the Company Disclosure Schedule or the Buyer Disclosure Schedule or other document delivered by any of the parties pursuant to this Agreement shall not be deemed to be an admission or evidence of the materiality of such item, nor shall it establish a standard of materiality for any purpose whatsoever.

Section 9.4 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

Section 9.5 Notices. Unless otherwise provided herein, all notices and other communications hereunder shall be in writing and shall be deemed given if (a) delivered in person, (b) transmitted by telecopy (with electronic confirmation, provided that a copy of the notice or other communication is sent by express courier) or (c) delivered by an express courier, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to Seller, to:

The PNC Financial Services Group, Inc.

One PNC Plaza

249 Fifth Avenue

Pittsburgh, Pennsylvania 15222

Attention: Mergers & Acquisition Department

Fax: (412) 762-6238

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY 10019

Telecopy: (212) 403-2000

Attention: Lawrence S. Makow

If to Buyer, to:

The Bank of New York Mellon Corporation

One Wall Street

New York, New York 10286

Telecopy: 212-635-1070

Attention: General Counsel

with a copy (which shall not constitute notice) to:

Reed Smith LLP

225 Fifth Avenue

Pittsburgh, PA 15222

Telecopy: 412-288-3063

Attention: Thomas Todd

Section 9.6 Binding Effect; Persons Benefiting; No Assignment. This Agreement shall inure to the benefit of and be binding upon the parties and their respective successors and assigns and any transferee of all or substantially all of the assets of such party and its Subsidiaries taken as a whole. This Agreement may not be assigned by any of the parties without the prior written consent of Buyer, in the case of any assignment by Seller, and Seller, in the case of any assignment by Buyer, except that Buyer may assign to one or more of its Subsidiaries the right to acquire the Company Common Stock or the stock of a Subsidiary of the Company; provided that such assignment would not delay or impede the consummation of the transactions contemplated hereby; and provided, further, that no such assignment shall relieve Buyer of any obligation hereunder. Except as otherwise expressly set forth in Article VIII, no provision of this Agreement is intended or shall be construed to confer upon any entity or Person other than the parties and their respective successors and permitted assigns any right, remedy or claim under or by reason of this Agreement or any part hereof.

Section 9.7 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same agreement, it being understood that all of the parties need not sign the same counterpart.

Section 9.8 Waiver of Jury Trial. The parties hereby waive, to the fullest extent permitted by law, any right to trial by jury of any claim, demand, action, or cause of action (i) arising under this Agreement or (ii) in any way connected with or related or incidental to the dealings of the parties in respect of this Agreement or any of the transactions contemplated hereby, in each case, whether now existing or hereafter arising, and whether in contract, tort, equity, or otherwise. The parties hereby further agree and consent that any such claim, demand, action, or cause of action shall be decided by court trial without a jury and that the parties may file a copy of this Agreement with any court as written evidence of the consent of the parties to the waiver of their right to trial by jury.

Section 9.9 Governing Law; Venue. This Agreement, the legal relations between the parties and the adjudication and the enforcement thereof, shall be governed by and interpreted and construed in accordance with the substantive laws of the State of New York without regard to applicable choice of law provisions thereof. The parties hereto agree that, except as otherwise provided herein, any action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby shall be brought solely in any federal court located in New York, New York (or, to the extent that such court does not have jurisdiction, in any state court located in New York, New York).

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

THE PNC FINANCIAL SERVICES GROUP, INC.

By:	/S/ DAVID J. WILLIAMS
Name:	David J. Williams
Title:	Senior Vice President and
Director of Mergers and Acquisitions

THE BANK OF NEW YORK MELLON CORPORATION

By:	/S/ THOMAS P. GIBBONS
Name:	Thomas P. Gibbons
Title:	Senior Executive Vice President and Chief Financial Officer